Exhibit 4.2

Execution Version

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is entered into as of March 16, 2026 (the “First Amendment Effective Date”), among Oshkosh Corporation, a Wisconsin corporation (the “Borrower”), the Lenders party hereto, and PNC Bank, National Association, as the Agent. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Existing Credit Agreement (as defined below) or the Amended Credit Agreement (as defined below), as applicable.

RECITALS

WHEREAS, the Borrower, the Lenders from time to time party thereto, and the Agent, entered into that certain Credit Agreement, dated as of March 31, 2025 (as amended, restated, amended and restated, supplemented, extended, replaced or otherwise modified from time to time prior to the First Amendment Effective Date, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended as set forth below, subject to the terms and conditions specified in this Agreement; and

WHEREAS, the parties hereto agree to amend the Existing Credit Agreement, subject to the terms and conditions specified in this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Amendments to Existing Credit Agreement. Effective as of the First Amendment Effective Date, the parties hereto agree that:

(a)            The Existing Credit Agreement is hereby amended to (i) delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~ or ~~stricken text~~) and (ii) add the bold underlined text (indicated textually in the same manner as the following example: double-underlined text or double-underlined text), in each case, as set forth in the credit agreement attached hereto as Annex A (the Existing Credit Agreement, as amended as set forth on Annex A attached hereto, the “Amended Credit Agreement”). The Amended Credit Agreement is not a novation of the Existing Credit Agreement.

(b)            Schedule 8.01 (Existing Liens) to the Existing Credit Agreement is hereby amended to read as set forth on Schedule 8.01 attached hereto. Exhibit C (Form of Compliance Certificate) to the Existing Credit Agreement is hereby amended to read in the form of Exhibit C attached hereto. Except as expressly set forth above and therein, all Schedules and Exhibits to the Existing Credit Agreement will continue in their present forms as Schedules and Exhibits to the Amended Credit Agreement.

(c)            Except as expressly modified and amended in this Agreement, all of the terms, provisions and conditions of the Loan Documents shall remain unchanged and in full force and effect. The Loan Documents and any and all other documents heretofore, now or hereafter executed and delivered pursuant to the terms of the Existing Credit Agreement are hereby amended so that any reference to the Existing Credit Agreement shall mean a reference to the Amended Credit Agreement.

2.            Condition Precedent. This Agreement shall be effective upon the receipt by the Agent of counterparts of this Agreement duly executed by the Borrower, the Required Lenders, and the Agent.

3.            Payment of Expenses. The Borrower agrees to reimburse the Agent for all reasonable and documented out of pocket expenses incurred by the Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Agent) in connection with the preparation, execution and delivery of this Agreement.

4.            Miscellaneous.

(a)            The Loan Documents and the obligations of the Borrower thereunder are hereby ratified and confirmed and shall remain in full force and effect according to their terms. This Agreement is a Loan Document.

(b)            The Borrower represents and warrants, as of the date hereof, that: (i) the Borrower has the power and authority and all governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Agreement; (ii) the execution, delivery and performance by the Borrower of this Agreement has been duly authorized by all necessary corporate action, and do not and will not (A) contravene the terms of the Borrower’s Organization Documents, (B) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or its property is subject, or (C) violate any Requirement of Law; (iii) no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (except those that have been obtained and remain in effect and disclosure filings that are required to be made with the SEC in connection with the transactions contemplated by this Agreement) is necessary or required to be made or obtained by the Borrower in connection with the execution, delivery or performance by the Borrower of this Agreement or for the enforcement against the Borrower of this Agreement; (iv) this Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability; and (v) after giving effect to this Agreement, (A) the representations and warranties in Article VI of the Amended Credit Agreement shall be true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of the First Amendment Effective Date with the same effect as if made on and as of the First Amendment Effective Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4(b)(v)(A), the representations and warranties contained in Sections 6.11(a) of the Amended Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a) of the Existing Credit Agreement), and (B) no Default or Event of Default shall exist.

(c)            This Agreement may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Agreement. Subject to Section 11.11 of the Existing Credit Agreement, this Agreement may be in the form of an Electronic Record and may be executed using Electronic Signatures (including facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this Section 4(c) may include use or acceptance by the Agent of a manually signed paper Agreement which has been converted into electronic form (such as scanned into .pdf), or an electronically signed Agreement converted into another format, for transmission, delivery and/or retention.

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(d)            The illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.

(e)            THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS (WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED, THAT, THE BORROWER, THE AGENT, AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(f)            The terms of Sections 11.14 and 11.15 of the Existing Credit Agreement with respect to submission to jurisdiction, waiver of venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	OSHKOSH CORPORATION,
a Wisconsin corporation

	By:	/s/ John S. Verich
	Name:	John S. Verich
	Title:	Senior Vice President, Corporate Development and Treasurer

OSHKOSH CORPORATION

FIRST AMENDMENT TO CREDIT AGREEMENT

AGENT:	PNC BANK, NATIONAL ASSOCIATION,
as the Agent

	By:	/s/ Nish Chakilam
	Name:	Nish Chakilam
	Title:	Assistant Vice President

OSHKOSH CORPORATION

FIRST AMENDMENT TO CREDIT AGREEMENT

LENDERS:	PNC BANK, NATIONAL ASSOCIATION,
as a Lender

	By:	/s/ Joseph Plantier
	Name:	Joseph Plantier
	Title:	Vice President

OSHKOSH CORPORATION

FIRST AMENDMENT TO CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Thomas L. Carroll
Name:	Thomas L. Carroll
Title:	Senior Vice President

OSHKOSH CORPORATION

FIRST AMENDMENT TO CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Mary Ann Hawley
Name:	Mary Ann Hawley
Title:	Vice President

OSHKOSH CORPORATION

FIRST AMENDMENT TO CREDIT AGREEMENT

TD BANK, N.A.,
as a Lender

By:	/s/ Richard A. Zimmerman
Name:	Richard A. Zimmerman
Title:	Managing Director

OSHKOSH CORPORATION

FIRST AMENDMENT TO CREDIT AGREEMENT

TRUIST BANK,
as a Lender

By:	/s/ Chris Hursey
Name:	Chris Hursey
Title:	Director

OSHKOSH CORPORATION

FIRST AMENDMENT TO CREDIT AGREEMENT

Annex A

See attached.

OSHKOSH CORPORATION

FIRST AMENDMENT TO CREDIT AGREEMENT

~~Execution Version~~

CUSIP Numbers

Deal: 68822JAM3

Term Loan: 68822JAN1

CREDIT AGREEMENT

Dated as of March 31, 2025

among

OSHKOSH CORPORATION,

as the Borrower,

PNC BANK, NATIONAL ASSOCIATION,

as the Agent

and

BANK OF AMERICA, N.A.,

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Syndication Agents,

and

TD BANK, N.A.,

and

TRUIST BANK,

as Co-Documentation Agents

and

THE OTHER LENDERS PARTY HERETO

PNC CAPITAL MARKETS LLC,

BOFA SECURITIES, INC.,

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1
1.01	Certain Defined Terms	1
1.02	Other Interpretive Provisions	26
1.03	Accounting Principles; Pro Forma Calculations	27
1.04	[Reserved]	27
1.05	[Reserved]	27
1.06	Times of Day	27
1.07	Interest Rates	28

ARTICLE II THE CREDITS		28
2.01	Term Loan	28
2.02	Loan Accounts	28
2.03	Procedure for Borrowing	29
2.04	Conversion and Continuation Elections	30
2.05	[Reserved]	31
2.06	[Reserved]	31
2.07	[Reserved]	31
2.08	[Reserved]	31
2.09	[Reserved]	31
2.10	Optional Prepayments	31
2.11	[Reserved]	32
2.12	Repayment	32
2.13	Interest	32
2.14	Fees	32
2.15	Computation of Fees and Interest	32
2.16	Payments by the Borrower; Timing of Performance	33
2.17	Payments by the Lenders to the Agent	33
2.18	Sharing of Payments, Etc.	34
2.19	Defaulting Lenders	34

ARTICLE III [RESERVED]		35
ARTICLE IV TAXES, YIELD PROTECTION AND ILLEGALITY		35
4.01	Taxes	35
4.02	Illegality	40
4.03	Inability to Determine Rates; Benchmark Replacement Setting	41
4.04	Increased Costs	45
4.05	Funding Losses	46
4.06	Certificates of Lenders	47
4.07	Mitigation Obligations; Substitution of Lenders	47
4.08	[Reserved]	47
4.09	Survival	47

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ARTICLE V CONDITIONS PRECEDENT		47
5.01	Conditions to Effectiveness	47

ARTICLE VI REPRESENTATIONS AND WARRANTIES		49
6.01	Corporate Existence and Power	49
6.02	Corporate Authorization; No Contravention	49
6.03	Governmental and Third-Party Authorization	50
6.04	Binding Effect	50
6.05	Litigation	50
6.06	[Reserved]	50
6.07	ERISA Compliance	50
6.08	Use of Proceeds; Margin Regulations	51
6.09	[Reserved]	51
6.10	Taxes	51
6.11	Financial Condition	51
6.12	Environmental Matters	51
6.13	Regulated Entities	52
6.14	[Reserved]	52
6.15	~~Insurance~~[Reserved]	52
6.16	[Reserved]	52
6.17	Full Disclosure	52
6.18	Sanctions; International Trade Laws	52
6.19	PATRIOT Act	53
6.20	Anti-Corruption Laws	53
6.21	Affected Financial Institutions	53
~~6.22~~	~~Covered Entities.~~	~~53~~

ARTICLE VII AFFIRMATIVE COVENANTS		53
7.01	Financial Statements	53
7.02	Certificates; Other Information	54
7.03	Notices	55
7.04	Preservation of Corporate Existence, Etc.	56
7.05	[Reserved]	56
7.06	Insurance	56
7.07	Payment of Taxes	56
7.08	Compliance with Laws	57
7.09	Inspection of Property and Books and Records	57
7.10	~~Environmental Laws.~~[Reserved]	57
7.11	Use of Proceeds	57
7.12	Anti-Corruption Laws; Sanctions; International Trade Laws	57

ARTICLE VIII NEGATIVE COVENANTS		58
8.01	Limitation on Liens	58
8.02	Disposition of Assets	61
8.03	Consolidations and Mergers	61
8.04	[Reserved]	62
8.05	Subsidiary Indebtedness	62
8.06	[Reserved]	63
8.07	[Reserved]	63
8.08	[Reserved]	63
8.09	Leverage Ratio	63
8.10	[Reserved]	63
8.11	Sanctions; Anti-Corruption Laws; International Trade Laws	64

ARTICLE IX EVENTS OF DEFAULT		64
9.01	Event of Default	64
9.02	Remedies	66
9.03	Rights Not Exclusive	67
9.04	Application of Funds	67

ARTICLE X THE AGENT		67
10.01	Appointment and Authority	67
10.02	Rights as a Lender	68
10.03	Exculpatory Provisions	68
10.04	Reliance by Agent	69
10.05	Delegation of Duties	69
10.06	Resignation of Agent	70
10.07	Non-Reliance on Agent, Other Lenders and Joint Lead Arrangers	70
10.08	No Other Duties, Etc.	71
10.09	Agent May File Proofs of Claim	71
10.10	[Reserved]	71
10.11	[Reserved]	71
10.12	Lender ERISA Provisions	72
10.13	Recovery of Erroneous Payments	72

ARTICLE XI MISCELLANEOUS		73

11.01	Amendments and Waivers	73
11.02	Notices	75
11.03	No Waiver; Cumulative Remedies; Enforcement	76
11.04	Costs and Expenses; Indemnification	76
11.05	Marshalling; Payments Set Aside	78
11.06	Successors and Assigns	79
11.07	Assignments, Participations, Etc.	79
11.08	Confidentiality	84
11.09	Set-off	85
11.10	Notification of Addresses, Lending Offices, Etc.	85
11.11	Counterparts; Electronic Execution; Survival of Representations and Warranties	85
11.12	Severability	86
11.13	No Third Parties Benefited	87
11.14	Governing Law and Jurisdiction	87
11.15	WAIVER OF JURY TRIAL	87
11.16	[Reserved]	88
11.17	Entire Agreement	88
11.18	USA PATRIOT Act Notice	88
11.19	[Reserved]	88
11.20	No Fiduciary or Implied Duties	88
11.21	[Reserved]	89
11.22	[Reserved]	89
11.23	Negative Covenant Construction	89
11.24	Replacement of Lenders	89
11.25	[Reserved]	89
11.26	[Reserved]	89
11.27	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	90
11.28	Acknowledgement Regarding Any Supported QFCs	90

SCHEDULES

Schedule 2.01	Term Loan Commitments
Schedule 6.07	ERISA
Schedule 6.10	Taxes
Schedule 6.12	Environmental Matters
Schedule 8.01	Existing Liens
Schedule 8.05	Existing Indebtedness
Schedule 11.02	Agent’s Payment Office; Certain Addresses for Notices

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Note
Exhibit F	Forms of U.S. Tax Compliance Certificates

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of March 31, 2025 among Oshkosh Corporation, a Wisconsin corporation (the “Borrower”), the Lenders from time to time party hereto and PNC Bank, National Association, as the Agent.

The Borrower has requested the Lenders to provide a $500,000,000 term loan facility. In consideration of their mutual covenants and agreements hereinafter specified and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

Article I

DEFINITIONS

1.01            Certain Defined Terms. The following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in: (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person; (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or other equity interests of any Person, or otherwise causing any Person to become a Subsidiary; or (c) a merger or consolidation or any other combination with another Person; provided, that, the Borrower or a Subsidiary is the ultimate surviving entity. Notwithstanding the foregoing, “Acquisition” shall not include any transaction or series of related transactions solely among the Borrower and/or one or more of its Subsidiaries.

“Acquisition Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries that has been incurred for the purpose of financing, in whole or in part, a Permitted Acquisition and any related transactions or series of related transactions; provided, that, such Indebtedness shall only constitute “Acquisition Indebtedness” if (a) such Permitted Acquisition has not been consummated, (b) the definitive documentation for such Permitted Acquisition has not been terminated or expired in accordance with its terms and more than ten (10) days shall have passed, and (c)(i) the proceeds of such Indebtedness are held by the Borrower or any of its Subsidiaries in the form of unrestricted cash or cash equivalents, and (ii) such Indebtedness is subject to mandatory redemption in the event such Permitted Acquisition is not consummated.

“Administrative Questionnaire” means an administrative questionnaire substantially in a form supplied by the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise (but, for the avoidance of doubt, no individual shall be deemed to be an Affiliate of a Person solely because such individual is a director, senior officer or the equivalent of such Person).

“Agent” means PNC Bank in its capacity as administrative agent hereunder, and any successor administrative agent arising under Section 10.06.

“Agent-Related Persons” means, collectively, the Agent (and any successor administrative agent arising under Section 10.06) and the officers, directors, employees, agents and attorneys-in-fact of the foregoing.

“Agent’s Payment Office” means the address for payments set forth on Schedule 11.02, or such other address as the Agent may from time to time specify.

“Agreement” means this Credit Agreement.

“Applicable Term Rate Margin” means 0.90% per annum.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning specified in Section 11.07(a).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.07(a)), and accepted by the Agent, substantially in the form of Exhibit D or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Agent.

“Attorney Costs” means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel.

“Audited Financial Statements” has the meaning specified in Section 6.11(a).

“Average Life” means, as of any date of determination, with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (ii) the amount of such principal payment by (b) the sum of all such principal payments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) Overnight Bank Funding Rate, plus 0.5%, (b) the Prime Rate, and (c) Term SOFR for an Interest Period of one (1) month, plus 1.00%, so long as Term SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 4.02 or Section 4.03, to the extent any such determination affects the calculation of the Base Rate, the definition hereof shall be calculated without reference to clause (c) until the circumstances giving rise to such event no longer exist.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means, with respect to any Person, its board of directors (or the substantial equivalent if such entity is not a corporation) or any duly authorized committee thereof, as applicable.

“Borrower” has the meaning specified in the introductory clause hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing hereunder consisting of Loans of the same Type made by each of the Lenders pursuant to Section 2.01 and, in the case of Term SOFR Loans, having the same Interest Period.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.03.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Agent’s Payment Office); provided that, for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Change in Law” means the occurrence, after the First Amendment Effective Date (or, solely with respect to any Person that becomes a Lender after the First Amendment Effective Date, the occurrence after the date such Person becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary and except to the extent merely proposed and not in effect, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted ~~or~~, issued or implemented.

“Change of Control” means the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the adoption of a plan relating to the liquidation or dissolution of the Borrower; (c) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly of more than ~~30~~40% of the Voting Stock of the Borrower (measured by voting power rather than number of shares); (d) the Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Borrower in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Borrower is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Borrower outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or (e) during any period of 12 consecutive calendar months (or less), commencing on the First Amendment Effective Date, the ceasing of those individuals (the “Continuing Directors”) who (i) were directors of the Borrower on the first day of each such period or (ii) subsequently became directors of the Borrower and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the Board of Directors of the Borrower, to constitute a majority of the Board of Directors of the Borrower.

“CME” means CME Group Benchmark Administration Limited.

“Co-Documentation Agent” means each of TD Bank, N.A. and Truist Bank, in each case in its capacity as a co-documentation agent hereunder.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communication” means this Agreement, any other Loan Document, and any other document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure, or authorization related to any Loan Document.

“Competitor” means any competitor of the Borrower or any Subsidiary that is in one or more of the same or similar lines of business as the Borrower or any Subsidiary designated in writing from time to time by the Borrower to the Agent.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to Term SOFR or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent reasonably and in good faith decides may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines in good faith that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of Term SOFR or the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, the consolidated net income (or net loss) of the Borrower and its Subsidiaries for such period, plus (or minus, if a credit or a negative number) the following (without duplication), in each case to the extent included in the determination of such consolidated net income (or net loss): (a) all amounts treated as expenses for depreciation, all interest expense and all amortization of intangibles of any kind; (b) all taxes on or measured by income; (c) ~~all charges arising from “last in first out” valuation of inventory~~[reserved]; (d) the amount of post-retirement health benefits accrued in such period (less the amount of post-retirement health benefits paid in such period), in an aggregate amount not to exceed $15,000,000 in any four fiscal quarter period; (e) identifiable non-recurring or unusual cash expenses, charges, losses and deductions for such period in an aggregate amount not to exceed $~~40,000,000~~50,000,000 in any four fiscal quarter period; (f) all charges or credits arising from the write-off of intangible assets (without duplication of any amounts set forth in clause (a) above); (g) expenses relating to stock-based compensation plans resulting from the application of FASB ASC 718; (h) fees, costs, expenses, premiums, make-whole amounts, penalty payments and other similar items during such period in connection with any issuance, incurrence or repayment of Indebtedness, any issuance or redemption of Equity Interests, any Investment, any Acquisition and any Disposition, in each case to the extent permitted hereunder; (i) losses, charges, costs and expenses incurred in connection with discontinued operations, casualty and condemnation events and Dispositions consummated outside the ordinary course of business (less any gains incurred in connection with discontinued operations (it being understood, for the avoidance of doubt, if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, such gains shall be excluded in the calculation of Consolidated EBITDA only when and to the extent such operations are actually disposed of), casualty and condemnation events and Dispositions consummated outside the ordinary course of business); ~~and~~ (j) fees, costs, expenses, awards, settlement payments and similar amounts, in each case, incurred or arising in connection with litigation, arbitration and/or other resolutions of legal disputes, so long as the aggregate amount added back pursuant to this clause (j) does not exceed $15,000,000 in any four fiscal quarter period; ~~provided, that,~~ (k) any other non-cash charges, expenses or losses (other than any non-cash charges, expenses or losses relating to write-offs, write-downs or reserves with respect to accounts receivable or inventory) which do not represent amortization of a prepaid charge, expense or loss (less any cash payment to the extent made on account of a non-cash charge, expense or loss added back to consolidated net income in a prior period (it being understood that such reduction shall not be utilized in reversing any non-cash charge, expense or loss added to consolidated net income)); and (l) the amount of cost savings, operating expense reductions and cost synergies related to any Permitted Acquisition, any Disposition, any Investment, any restructuring, any cost savings initiative and any other similar initiative, in each case, that are permitted pursuant to this Agreement, but only to the extent that such cost savings, operating expense reductions and/or cost synergies are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or are expected to be taken within eighteen (18) months after the consummation of such transaction, net of the amount of actual benefits realized during such period from such actions; provided, that, the aggregate amount added back pursuant to this clause (l) for any period shall not exceed an amount equal to ten percent (10%) of Consolidated EBITDA for such period (determined prior to giving effect to the amount added back pursuant to this clause (l) for such period); provided, that, (i) consolidated net income (or net loss) shall be computed without giving effect to losses or gains that are both unusual in nature and infrequently occurring and (ii) consolidated net income (or net loss) and each adjustment described in the foregoing clauses(a) through (~~j~~l) shall be computed~~:~~  (~~i) without giving effect to losses or gains that are both unusual in nature and infrequently occurring; (ii)~~x) without regard to the net income (or net loss) of Leasing Subsidiaries or to the carrying value of the equity interest of the Borrower and its Subsidiaries in Leasing Subsidiaries~~;~~  and (~~iii~~y) without giving effect to any dividends or other distributions received by the Borrower and its Subsidiaries from Leasing Subsidiaries or any equity contributions made by the Borrower and its Subsidiaries to Leasing Subsidiaries; provided, further, that, (A) for purposes of computing Consolidated EBITDA, Acquisitions and Material Dispositions made by the Borrower or any of its Subsidiaries during any relevant four-quarter period shall be deemed to have occurred (and any Indebtedness incurred or assumed in connection with an Acquisition, or repaid with the proceeds of a Material Disposition, shall be deemed to have been incurred, assumed or repaid, as the case may be) on the first day of such period and Consolidated EBITDA for any such period shall be calculated to include pro forma adjustments with respect to income and expense associated with the acquired or disposed of assets or entity (all consistent with clauses (a) through (~~j~~l) above); and (B) except as set forth in clause (k), all non-cash charges, expenses, losses and similar items taken or incurred in any period shall be added back to Consolidated EBITDA for such period and all cash payments made in any period that arise out of non-cash charges, expenses, losses and similar items taken or incurred in a previous period shall be subtracted from Consolidated EBITDA.

“Consolidated Net Tangible Assets” means, as of any date of determination, the aggregate amount of assets of the Borrower and its Subsidiaries after deducting therefrom (to the extent otherwise included therein) all right-to-use assets with respect to operating leases and all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the quarterly or annual (as the case may be) consolidated balance sheet of the Borrower most recently delivered on or prior to such date pursuant to Section 7.01(a) or Section 7.01(b) (or, for any determination to be made prior to the delivery of financial statements for the fiscal quarter of the Borrower ended March 31, 2025, determined by reference to the Audited Financial Statements).

“Contingent Obligation” means, as to any Person and without duplication, any direct or indirect liability of that Person, whether or not contingent, with or without recourse: (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Swap Contract (other than in respect of ordinary course foreign currency hedging arrangements). The amount of any Contingent Obligation shall (A) in the case of Guaranty Obligations of the Borrower and its Subsidiaries constituting guarantees of customer financing in the ordinary course of business and substantially consistent with past practice, be deemed to equal 25% of such Guaranty Obligations, (B) in the case of other Guaranty Obligations, be deemed equal to the lesser of (1) the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and (2) the stated amount of the guaranty, (C) in the case of Contingent Obligations in respect of Swap Contracts, be deemed equal to the aggregate Swap Termination Value of such Swap Contracts, (D) in the case of Contingent Obligations in respect of Surety Instruments other than Non-Surety L/Cs, be deemed equal to the probable amount of the expected liability thereunder, and (E) in the case of Contingent Obligations in respect of Non-Surety L/Cs, be deemed equal to (1) the face amount of outstanding Non-Surety L/Cs which are not Letters of Credit under and as defined in the Revolving Credit Agreement, and (2) the outstanding amount of obligations in respect of Non-Surety L/Cs which are Letters of Credit (as defined in the Revolving Credit Agreement) pursuant to Article III of the Revolving Credit Agreement.

“Continuing Directors” has the meaning specified in the definition of “Change of Control”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.04, the Borrower (a) converts Base Rate Loans to Term SOFR Loans, (b) converts Term SOFR Loans to Base Rate Loans, or (c) continues Term SOFR Loans for a new Interest Period.

“Co-Syndication Agent” means each of Bank of America, N.A. and U.S. Bank National Association, in each case in its capacity as a co-syndication agent hereunder.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 11.28.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Agent equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 25F2.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within three (3) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination in good faith that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing and including the particular Default or Event of Default, if any) has not been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it within three (3) Business Days of the date when due, (b) has notified the Borrower, the Agent or any Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower (such writing to be reasonably satisfactory to the Agent or the Borrower, as applicable) that it will comply with, and is financially able to meet, its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) other than via an Undisclosed Administration, had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interests in, or the exercise of control (outside of the context of a proceeding of the type described in this clause (d)) of, that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower and each Lender promptly following such determination.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory is the subject of any comprehensive Sanctions.

“Disposition” means the sale, assignment, lease, conveyance, transfer or other disposition of (whether in one or a series of transactions) any of its property (including accounts and notes receivable, with or without recourse, and the Equity Interests in any Subsidiary), including any Involuntary Disposition, but excluding (a) any transfer of cash in the ordinary course of business, (b) any issuance by a Person of its own Equity Interests, and (c) the granting, existence or creation of a Lien permitted pursuant to Section 8.01 (but, for the avoidance of doubt, not the sale or other disposition of the property subject to any Lien permitted pursuant to Section 8.01). “Dispose” has the meaning correlative thereto.

“Disqualified Institutions” means (a) those certain banks, financial institutions and other Persons (including Competitors and Affiliates of such Competitors), in each case identified by legal name in writing by the Borrower to the Agent at any time prior to the Effective Date, (b) Competitors and Affiliates of such Competitors, in each case identified by legal name in writing by the Borrower to the Agent from time to time after the Effective Date, which designation shall become effective one day after the date that such written designation to the Agent is made available to the Lenders on the Platform (and the Agent hereby agrees to make such written designation so available promptly after receipt thereof from the Borrower), but which shall not apply retroactively to disqualify any Persons that have previously acquired an interest in the Loans (but shall, for the avoidance of doubt, disqualify such Persons as to any future assignments and/or participations), and (c) any Person that is obviously (based solely on the similarity of the legal name of such Person to the name of a Person previously identified in writing to the Agent pursuant to clause (a) above or clause (b) above) an Affiliate of any Person previously identified in writing to the Agent pursuant to clause (a) above or clause (b) above; provided, that, a Person that would be a Disqualified Institution shall not constitute a Disqualified Institution if (i) such Person is a bank, financial institution, bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and no Disqualified Institution makes investment decisions for such Person, no investment vehicle managed or advised by a Disqualified Institution makes investment decisions for such Person and the managers of such Person are not involved with the equity investment decisions of any Disqualified Institution, and (ii) such Person does not share any information of the type subject to Section 11.08 with any Disqualified Institution or any investment vehicle managed or advised by any such Disqualified Institution, it being understood and agreed that the term “bona fide debt fund or investment vehicle” shall not include any Person that is separately identified in accordance with clause (a) above or clause (b) above.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of (a) the United States or any political subdivision thereof, or any agency, department or instrumentality thereof, or (b) any state of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means March 31, 2025.

“Electronic Copy” shall have the meaning specified in Section 11.11.

“Electronic Record” has the meanings assigned to it by 15 USC §7006.

“Electronic Signature” has the meanings assigned to it by 15 USC §7006.

“Eligible Assignee” means: (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; provided, that, such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit and that is an Affiliate of a Lender; (d) an Approved Fund; (e) a Lender; and (f) any other entity approved by the Borrower (which approval shall not be required during the existence of an Event of Default) and the Agent, such approvals in each case not to be unreasonably withheld or delayed.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), investigation, cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placements, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placements, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from any property, whether or not owned by the Borrower or any Subsidiary or taken as collateral, or in connection with any operations of the Borrower.

“Environmental Laws” means all federal, state, local or foreign (but only in those foreign jurisdictions where the Borrower and/or any Subsidiary has material operations) laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, land use and related health and safety matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan, the liability with respect to which has not been satisfied; (d) the filing of a notice of intent to terminate a Pension Plan that has any Unfunded Pension Liability; (e) the treatment of a Pension Plan amendment that has any Unfunded Pension Liability as a termination under Section 4041 or 4041A of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (i) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events or circumstances specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 11.24), or (ii) such Lender changes its Lending Office, except in each case to the extent that pursuant to Section 4.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.01(e), and (d) any withholding taxes imposed under FATCA.

“Executive Order” means Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of such Sections of the Code.

“First Amendment Effective Date” means March 16, 2026.

“Fee Letter” means that certain fee letter dated as of March 12, 2025 by and among PNC Bank, PNC Capital Markets and the Borrower.

“Fitch” means Fitch Investors Service Inc., or its successors.

“Floor Plan Financing Facility” means any facility entered or to be entered into by the Borrower or any Subsidiary pursuant to which such Person may (a) incur indebtedness to purchase vehicles and/or related equipment from certain vendors for the prompt resale to customers in the ordinary course of business and (b) grant a security interest in such vehicles and/or related equipment to secure such borrowings.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means, subject to Section 1.03, generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, applied in a manner consistent with that used by the Borrower in its preparation of its audited financial statements for the fiscal year ended December 31, ~~2024~~2025 (except for changes to such application as are concurred on by the Borrower’s independent public accountants).

“Governmental Authority” means (a) the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and (b) the National Association of Insurance Commissioners.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation”.

“Hazardous Materials” means all those substances that are regulated by, or which may form the basis of liability or a standard of conduct under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum-derived substance or waste.

“HMT” has the meaning specified in the definition of “Sanctions”.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money and all Securitization Obligations; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than (i) trade and similar accounts payable and accrued expenses, in each case arising in the ordinary course of business, and (ii) accrued pension costs and other employee benefit and compensation obligations arising in the ordinary course of business); (c) all Contingent Obligations with respect to Surety Instruments (other than trade letters of credit); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in subsections (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in subsections (a) through (g) above; provided, that, “Indebtedness” shall not include (i) Guaranty Obligations of the Borrower with respect to up to $15,000,000 of Indebtedness of Leasing Subsidiaries, (ii) Indebtedness owing to the Borrower by any Subsidiary or Indebtedness owing to any Subsidiary by the Borrower or another Subsidiary, (iii) any customary purchase price adjustments, earnouts, holdbacks, or deferred payments of a similar nature incurred in connection with any Permitted Acquisition (including deferred compensation representing consideration or other contingent obligations incurred in connection with any Permitted Acquisition), (iv) any indebtedness incurred by the Borrower or any Subsidiary pursuant to any Floor Plan Financing Facility to the extent that it shall be non-interest bearing, (v) any obligation incurred by the Borrower or any Subsidiary in the ordinary course of business to make payments to a floor plan financier of a distributor of the Borrower or such Subsidiary as an incentive for such financier to provide more favorable payment terms to such distributor, (vi) any obligations of the Borrower or its Subsidiaries in respect of customer advances received and held in the ordinary course of business, (vii) performance bonds or performance guaranties (or bank guaranties or letters of credit in lieu thereof) entered into in the ordinary course of business, (viii) any indebtedness that has been defeased, redeemed and/or discharged in accordance with its terms by the deposit of cash and/or cash equivalents, or (ix) interest, fees, premium or expenses, if any, relating to the principal amount of Indebtedness. If any of the foregoing Indebtedness is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Indebtedness shall be equal to the lesser of the amount of such Indebtedness and the fair market value of such asset or assets at the date for determination of the amount of such Indebtedness. For all purposes of this Agreement, (A) the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member and as to which such Person is or may become directly liable, and (B) the amount of Indebtedness of the Borrower and its Subsidiaries hereunder shall be calculated without duplication of Guaranty Obligations of the Borrower or any Subsidiary in respect thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Payment Date” means: (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Term SOFR Loan; provided, that, if any Interest Period for a Term SOFR Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date and (b) as to any Base Rate Loan, the last Business Day of each calendar quarter.

“Interest Period” means, as to any Term SOFR Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which a Loan is converted into or continued as a Term SOFR Loan, and ending on the date one, three or six months thereafter, in each case, subject to availability, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, or such other period that is twelve months or less that is requested by the Borrower and consented to by all applicable Lenders; provided, that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period for any Loan shall extend beyond the Maturity Date.

“International Trade Laws” means the laws of the United States relating to export controls, trade embargoes, customs and anti-boycott measures.

“Investment” means, with respect to any Person, any capital contribution (including by way of forgiveness or capitalization of Indebtedness, but excluding (a) any forgiveness of intercompany liabilities of a Subsidiary at the time of, or in contemplation of, a Material Disposition, and (b) the write-off or write-down of intercompany liabilities in cases where the tax benefit of such a write-off or write-down to the Person making such write-off or write-down would exceed the fair market value of such intercompany liabilities to such Person, as reasonably determined by the Borrower) made by such Person to any other Person, any loan or advance made by such Person to any other Person, the issuance by such Person of any Guaranty Obligation with respect to financial obligations of any other Person or any other transaction having substantially the same economic effect as any of the foregoing, excluding (i) any sale or lease of goods or the performance of any services on arm’s length terms, and (ii) the performance of services customarily provided by a parent company to its Subsidiaries in the ordinary course of business on terms substantially consistent with the past practice of the Borrower and its Subsidiaries.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any of its Subsidiaries.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Joint Lead Arranger” means each of PNC Capital Markets, BofA Securities, Inc. and U.S. Bank National Association, in each case in its capacities as a joint lead arranger and joint bookrunner hereunder.

“Lead Agents” means, collectively, the Agent and each Co-Syndication Agent, and “Lead Agent” means any of them.

“Lease Assets” means, with respect to any lease, all of the following property and interests in property whether now existing or existing in the future or hereafter acquired or arising: (a) all vehicles or equipment manufactured, refurbished or sold by the Borrower or any of its Subsidiaries (and truck chassis, cement block boom trucks and similar vehicles manufactured or refurbished by third parties) and acquired by a Leasing Subsidiary in connection with such assets being leased to a third party; (b) all leases and other contracts or agreements relating to the lease financing by a customer of vehicles or equipment manufactured, refurbished or sold by the Borrower or any of its Subsidiaries; (c) all accounts receivable and other obligations incurred by lessees in connection with the foregoing, no matter how evidenced; (d) all rights to any vehicles or equipment subject to any of the foregoing after or in connection with creation of the foregoing, including returned or repossessed goods; (e) all reserves and credit balances with respect to any such lease contracts or agreements or lessees; (f) all letters of credit, security or guarantees for any of the foregoing; (g) all insurance policies or reports relating to any of the foregoing; and (h) all books and records relating to any of the foregoing.

“Leasing Subsidiary” means any Subsidiary (or partnership of which a Subsidiary of the Borrower is a general or limited partner) that is designated by the Board of Directors of the Borrower as a Leasing Subsidiary and that is exclusively engaged in Leasing Transactions and activities incidental thereto. If at any time any Leasing Subsidiary should engage in a material transaction or activity other than those described above, it shall thereafter cease to be a Leasing Subsidiary for purposes of this Agreement.

“Leasing Transaction” means: (a) the formation of Leasing Subsidiaries (whether in one or a series of related transactions); (b) the sale, lease or other disposition to a third party of Lease Assets or an interest therein; (c) the borrowing of money secured by Lease Assets; or (d) the sale or other disposition of Lease Assets or an interest therein to a Leasing Subsidiary followed by a financing transaction in connection with such sale or disposition of such Lease Assets (whether such financing transaction is effected by such Leasing Subsidiary or by a third party to whom such Leasing Subsidiary sells such Lease Assets or interests therein); provided, that, in each of the foregoing, the Borrower or its Subsidiaries receive or have received at least 95% of the aggregate sale price attributed to the vehicles and equipment that underlie the leases financed in such transaction.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement, and their respective successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office,” in such Lender’s Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify the Borrower and the Agent; which office may include any agency, branch or Affiliate of such Person.

“Leverage Increase Period” has the meaning specified in Section 8.09.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) the total of (i)(A) all Indebtedness (including the principal amount of all Obligations other than any Obligations arising under any Cash Management Agreements) of the Borrower and its Subsidiaries determined on a consolidated basis as of such date (excluding (1) Contingent Obligations in respect of Swap Contracts, (2) Contingent Obligations with respect to Surety Instruments (it being understood and agreed, for the avoidance of doubt, that unreimbursed drawings under Surety Instruments shall constitute Indebtedness for purposes of the Leverage Ratio), and (3) at any time after the definitive documentation for any Permitted Acquisition shall have been executed and prior to the consummation of such Permitted Acquisition (or termination of the definitive documentation in respect thereof) (or such later date as such indebtedness ceases to constitute Acquisition Indebtedness), any Acquisition Indebtedness with respect to such Permitted Acquisition) and (B) to the extent included in calculating Contingent Obligations by operation of clause (A) of the last sentence of the definition thereof, outstanding guarantees of customer financing in the ordinary course of business and substantially consistent with past practice, minus (ii) the amount of ~~Cash Collateral (as defined in the Revolving Credit Agreement) held pursuant to Sections 2.11, 3.07 and 3.11 of the Revolving Credit Agreement, if any~~Unrestricted Cash as of such date in excess of $100,000,000, to (b) Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements are available.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment for security, charge or deposit arrangement, encumbrance, lien (statutory or other) or similar interest of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, and any other document delivered to the Agent or any Lender in connection herewith.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the business, assets, ~~liabilities (actual or contingent), consolidated results of~~ operations or ~~consolidated~~ financial condition of ~~(i) the Borrower, or (ii)~~ the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document; provided, that, events, circumstances, changes, effects or conditions with respect to the Borrower and its Subsidiaries disclosed in any Form 10-K, Form 10-Q or Form 8-K filed by the Borrower with the SEC prior to the First Amendment Effective Date shall not constitute a “Material Adverse Effect” to the extent so disclosed.

“Material Disposition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the disposition by the Borrower or a Subsidiary of (a) all or substantially all of the assets of a Subsidiary, or of any business or division of the Borrower or a Subsidiary, or (b) all of the Equity Interests of a Subsidiary (to the extent owned by the Borrower and/or its Subsidiaries), in each case under the foregoing clauses (a) and (b) to a Person that is not the Borrower or a Subsidiary.

“Material Domestic Subsidiary” means, at any time, each Domestic Subsidiary other than: (a) any Domestic Subsidiary with total (gross) revenues (after eliminating intercompany revenues) for the preceding four fiscal quarter period of less than 10% of the total (gross) revenues of the Borrower and its Domestic Subsidiaries (excluding Leasing Subsidiaries) for such period based upon the Borrower’s most recent annual or quarterly financial statements delivered to the Agent pursuant to Section 7.01; (b) any Leasing Subsidiary; (c) any Securitization Subsidiary; and (d) any captive insurance company Subsidiary.

“Material Foreign Subsidiary” means, at any time, each Foreign Subsidiary other than: (a) any Foreign Subsidiary with total (gross) revenues (after eliminating intercompany revenues) for the preceding four fiscal quarter period of ~~5~~10% or less of the total (gross) revenues of the Borrower and its Subsidiaries (excluding Leasing Subsidiaries) for such period based upon the Borrower’s most recent annual or quarterly financial statements delivered to the Agent pursuant to Section 7.01; (b) any Leasing Subsidiary; (c) any Securitization Subsidiary; and (d) any captive insurance company Subsidiary.

“Material Subsidiary” means a Material Domestic Subsidiary or a Material Foreign Subsidiary.

“Maturity Date” means the earlier of (a) March 23, 2027 and (b) the date of the acceleration of the Term Loan pursuant to Section 9.02.

“Moody’s” means Moody’s Investor Service Inc., or its successors.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means: any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01, and (ii) has been approved by the Required Lenders.

“Non-Surety L/Cs” means letters of credit which are not Surety L/Cs.

“Note” has the meaning specified in Section 2.02(b).

“Notice of Borrowing” means a notice substantially in the form of Exhibit A or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit B or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, for any corporation or other organization, as applicable, the certificate or articles of incorporation or formation, the bylaws, limited partnership agreement, limited liability company agreement, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement or other similar agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.07) and excluding, for the avoidance of doubt, Excluded Taxes.

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined in good faith by the Agent at such time. If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. Such rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Participant” has the meaning specified in Section 11.07(c).

“Participant Register” has the meaning specified in Section 11.07(c).

“Participating Member States” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PATRIOT Act” has the meaning specified in Section 11.18.

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate, or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquired Debt” means Indebtedness of the Borrower or any Subsidiary assumed in connection with, or owing by an acquired entity at the time of, a Permitted Acquisition, so long as such Indebtedness shall not have been incurred in contemplation of such Permitted Acquisition.

“Permitted Acquisition” means an Acquisition not prohibited by Section 8.03.

“Permitted Securitization” means any program providing for (a) the sale, contribution and/or transfer to a Securitization Subsidiary, in one or more related and substantially concurrent transactions, of accounts receivable, general intangibles, chattel paper or other financial assets (including rights in respect of capitalized leases) and related rights of the Borrower or any Subsidiary in transactions intended to constitute (and opined by nationally-recognized outside legal counsel in connection therewith to constitute) true sales or true contributions to such Securitization Subsidiary, and (b) the provision of financing secured by the assets so sold, whether in the form of secured loans or the acquisition of undivided interests in such assets.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan of Reorganization” has the meaning specified in Section 11.07(f)(iii).

“Platform” has the meaning specified in Section 7.02.

“PNC Bank” means PNC Bank, National Association and its successors.

“PNC Capital Markets” means PNC Capital Markets LLC.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Prime Rate” means the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” means the main banking office of the Agent in Pittsburgh, Pennsylvania.

“Public Lender” has the meaning specified in Section 7.02.

“Purchase Money Debt” means Indebtedness (a) incurred to finance the purchase or construction (including additions and improvements thereto) of any assets (other than Equity Interests) of the Borrower or any Subsidiary, and (b) that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed or substantially similar assets leased or purchased from such lender or an affiliate of such lender under a master lease or similar agreement and the proceeds of the foregoing, in either case, to the extent the principal amount ~~thereof~~of the Indebtedness secured thereby does not exceed ~~100% of~~ the cost ~~and to the extent~~of the purchase or construction ~~prices for~~of such assets ~~are or should be included in “addition to property, plant or equipment” in accordance with GAAP~~(including additions and improvements thereto).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.28.

“Qualified Acquisition” means (a) a Permitted Acquisition with aggregate consideration of at least $150,000,000, or (b) a series of related Permitted Acquisitions in any twelve (12) month period, with aggregate consideration for all such Permitted Acquisitions of at least $150,000,000; provided, that, for any such Permitted Acquisition or series of related Permitted Acquisitions to qualify as a Qualified Acquisition, a Responsible Officer of the Borrower shall have delivered to the Agent a certificate (any such certificate, a “Qualified Acquisition Notice”) on or prior to the consummation of such Permitted Acquisition or the final closing date with respect to a series of related Permitted Acquisitions (i) certifying that the Permitted Acquisition or series of related Permitted Acquisitions meet the criteria set forth in the foregoing clause (a) or clause (b), as applicable, and (ii) notifying the Agent that the Borrower has elected to treat such Permitted Acquisition or series of related Permitted Acquisitions as a Qualified Acquisition.

“Qualified Acquisition Notice” has the meaning specified in the definition of “Qualified Acquisition”.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction (expressed as a percentage and carried out to the ninth decimal place) the numerator of which is the amount of such Lender’s Term Loan Commitment at such time (or, after the Term Loan Commitments have been terminated, such Lender’s outstanding Loans) and the denominator of which is the aggregate amount of all Term Loan Commitments at such time (or, if the Term Loan Commitments shall have been terminated, the aggregate amount of the Term Loan); provided that, as provided in Section 2.19, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Term Loan Commitment or Loans, as applicable, shall be disregarded.

“Ratings” means, as of any date of determination, (a) the Borrower’s non-credit enhanced, senior unsecured long-term debt rating on such date as determined by S&P, (b) the Borrower’s non-credit enhanced, senior unsecured long-term debt rating on such date as determined by Moody’s, and (c) the Borrower’s non-credit enhanced, senior unsecured long-term debt rating on such date as determined by Fitch.

“Recipient” means the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document.

“Refinancing Debt” means Indebtedness that refunds, refinances, renews, replaces or extends any Indebtedness permitted pursuant to the terms of this Agreement, whether involving the same or any other lender or creditor or group of lenders or creditors (including, with respect to any guarantee of Indebtedness, the refinancing of the guaranteed Indebtedness and the provision of a guarantee with respect to the new Indebtedness), but only to the extent that (a) the Refinancing Debt is subordinated to the Obligations to at least the same extent as the Indebtedness being refunded, refinanced, renewed, replaced or extended, if such Indebtedness was subordinated to the Obligations, (b) the Refinancing Debt is scheduled to mature either (i) no earlier than the Indebtedness being refunded, refinanced, renewed, replaced or extended, or (ii) at least 91 days after the then-latest Maturity Date, (c) the Refinancing Debt has an Average Life at the time of such refunding, refinancing, renewal, replacement or extension that is equal to or greater than the Average Life of the Indebtedness being refunded, refinanced, renewed, replaced or extended, (d) such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (i) the aggregate principal or accreted amount (in the case of any Indebtedness issued with original issue discount, as such) then outstanding under the Indebtedness being refunded, refinanced, renewed, replaced or extended, (ii) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced, renewed, replaced or extended, and (iii) the amount of reasonable and customary fees, expenses and costs related to the incurrence of such Refinancing Debt, and (e) such Refinancing Debt is incurred by the same Person (or its successor) that initially incurred the Indebtedness being refunded, refinanced, renewed, replaced or extended, except that the Borrower may incur Refinancing Debt to refund, refinance, renew, replace or extend Indebtedness of a Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, administrators, managers, agents, advisors and representatives of such Person and of such Person’s Affiliates.

“Remarketing Agreements” means agreements guaranteeing the residual or future resale value of products sold or leased by the Borrower or any Subsidiary.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means at any time Lenders having Term Loan Commitments representing more than 50% of the then aggregate Term Loan Commitments (or if the Term Loan Commitments have been terminated, having outstanding Loans representing more than 50% of the outstanding Term Loan). The Term Loan Commitments of, and outstanding Loans held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule, guideline, regulation, ordinance or code or determination of an arbitrator or of a Governmental Authority (including all administrative orders and directed duties of, and written agreements with, any Governmental Authority), in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Rescindable Amount” has the meaning specified in Section 2.16(c).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to the Borrower, the chief executive officer, the president, the chief financial officer, the treasurer or the controller of the Borrower, and solely for purposes of the delivery of incumbency certificates pursuant to this Agreement, the secretary or any assistant secretary of the Borrower, or any other officer having substantially the same authority and responsibility, and, for purposes of Sections 7.03, 9.01(b), 9.01(c) and 9.01(i), shall also include the general counsel of the Borrower.

“Revolving Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of March 23, 2022, among the Borrower, the subsidiary borrowers from time to party thereto, the lenders from time to time party thereto, Bank of America, N.A., as the agent, an issuer and a swing line lender, the other issuers from time to time party thereto and the other swing line lenders from time to time party thereto.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or its successors.

“Same Day Funds” means, with respect to disbursements and payments in Dollars, immediately available funds.

“Sanctions” means any international economic sanction administered or enforced by the United States government (including OFAC) the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Sanctions Laws and Regulations” means any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the PATRIOT Act, the Executive Order, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V) or any other law or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control, and any similar law, regulation, or executive order enacted in the United States after the Effective Date.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Obligations” means the aggregate investment or claim held at any time by all purchasers, assignees or transferees of (or of interests in), or holders of obligations that are supported or secured by, accounts receivable, lease receivables and other rights to payment in connection with Permitted Securitizations.

“Securitization Subsidiary” means (a) a special purpose, bankruptcy remote, directly Wholly-Owned Subsidiary of the Borrower, or (b) a special purpose, bankruptcy remote, Wholly-Owned Subsidiary of any Subsidiary described in clause (a) which in each case is formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, contribution, transfer, sale and financing of assets and related rights in connection with and pursuant to a Permitted Securitization.

“SOFR” means, for any day, a rate per annum equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Floor” means a rate of interest per annum equal to 0 basis points (0.00%).

“Specified Default” means (a) a Default under Section 9.01(a), (b) a Default under Section 9.01(f) or Section 9.01(g), in either case, with respect to the Borrower, or (c) any Event of Default.

“Specified Event of Default” means an Event of Default arising under Section 9.01(a), Section 9.01(f) or Section 9.01(g).

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof; provided, that, for the purposes of Articles VII and VIII hereof (and any definitions incorporated therein) and of calculating the Leverage Ratio, “Subsidiary” shall exclude all Leasing Subsidiaries. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower.

“Supported QFC” has the meaning specified in Section 11.28.

“Surety Bonds” means all bonds issued for the account of the Borrower or any Subsidiary to assure the performance thereby (or to the extent issued in the ordinary course of business, any other Person) under any contract entered into in the ordinary course of business.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, Surety Bonds, Remarketing Agreements and similar instruments.

“Surety L/Cs” means letters of credit which are issued for the account of the Borrower or any Subsidiary to provide credit support, in the ordinary course of business, for (a) a contract bid by such Person, (b) the performance by such Person under any contract, (c) any warranty extended by such Person, (d) the repayment of advance payments made to such Person, and (e) self-insurance or fully-fronted insurance with respect to the Borrower or any Subsidiary.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be deemed a Swap Contract hereunder.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Borrower based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01.

“Term Loan Commitment” means as to any Lender as of the Effective Date, the amount set forth opposite such Lender’s name on Schedule 2.01 hereto as such Lender’s “Term Loan Commitment”. The aggregate amount of the Term Loan Commitments in effect on the Effective Date is $500,000,000.

“Term SOFR” means, with respect to any Term SOFR Loan, for any Interest Period, the interest rate per annum determined by the Agent equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If Term SOFR, determined as provided above, would be less than the SOFR Floor, then Term SOFR shall be deemed to be the SOFR Floor. Term SOFR shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate).

“Term SOFR Loan” means a Loan that bears interest based on Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means $~~200,000,000~~250,000,000.

“Trade Date” has the meaning specified in Section 11.07(f)(i).

“Type” of Loan means the status of such Loan as a Base Rate Loan or a Term SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means, in relation to a Lender or any Person that directly or indirectly controls such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a Governmental Authority, supervisory authority or regulator under or based on the law in the country where such Lender or controlling Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be disclosed and such appointment has not been disclosed; provided, that, in any such case, such appointment does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Unfunded Pension Liability” means, with respect to any Plan, the excess of such Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of such Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of unrestricted cash and cash equivalents of the Borrower and its Subsidiaries as of such date.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.28.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.01(e)(ii)(B)(III).

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that is entitled to vote in the election of the Board of Directors of such Person.

“Wholly-Owned Subsidiary” means any corporation in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case (or, in the case of Persons other than corporations, membership interests or other equity interests), at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries of the Borrower, or both.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02            Other Interpretive Provisions.

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            Section, subsection, clause, Article, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)           (i)           The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(i)            The term “including” is not limiting and means “including without limitation.”

(ii)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d)            Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e)            The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)            This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g)            This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation.

(h)            Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or a limited partnership, or an allocation of assets to a series of a limited liability company or a limited partnership (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or a limited partnership shall constitute a separate Person hereunder (and each division of any limited liability company or any limited partnership that is a Subsidiary, joint venture or any other like term shall also constitute such a Person).

1.03         Accounting Principles; Pro Forma Calculations.

(a)            Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effect of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)            References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Borrower.

(c)            Notwithstanding anything to the contrary set forth herein, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein (other than with respect to the preparation and delivery of financial statements), “Indebtedness” of a Person shall exclude any liability of such Person relating to any operating lease to the extent that such liability pertains to an operating lease under which such Person is the lessee.

(d)            If any change in GAAP or in the application thereof occurs after the Effective Date and such change results in a material variation in the method of calculation of the financial covenant or other terms of this Agreement or in what Subsidiaries are consolidated for financial reporting purposes, and the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change, then the related provisions of this Agreement shall be interpreted on the basis of GAAP as in effect and applied without giving effect to such change until such notice shall have been withdrawn or such provisions have been amended in accordance with Section 11.01.

(e)            For purposes of this Agreement, for any determination required to be made on a pro forma basis, or for determining pro forma compliance or compliance on a pro forma basis, (i) in the case of any such compliance or determination required after delivery of financial statements for the fiscal quarter ending March 31, 2025, such compliance or determination shall be determined by reference to the maximum Leverage Ratio permitted for the fiscal quarter most recently then ended for which financial statements have been delivered (or were required to have been delivered) pursuant to Section 7.01(a) or Section 7.01(b), and (ii) in the case of any such compliance or determination required prior to the delivery referred to in clause (i) above, such compliance or determination shall be determined by reference to the maximum Leverage Ratio permitted for the fiscal quarter ending March 31, 2025, and with reference to the Audited Financial Statements.

1.04         [Reserved].

1.05         [Reserved].

1.06         Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Chicago, Illinois time.

1.07            Interest Rates.

Section 4.03 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that any Benchmark is no longer available or in certain other circumstances. The Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, (a) the continuation of, administration of, submission of or calculation of, or any other matter related to, any Benchmark or any component definition thereof or rates referred to in the definition thereof, or any alternative or successor rate thereto, or replacement rate therefor (including any Benchmark Replacement) (other than, for the avoidance of doubt, with respect to the Agent’s obligation to apply the definition of any such rate in accordance with its terms and to comply with its obligations set forth in Article II and Section 4.03), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower or any other person or entity. The Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article II

THE CREDITS

2.01         Term Loan.

Subject to the terms and conditions hereof, and relying upon the representations and warranties herein specified, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrower in Dollars on the Effective Date in an amount not to exceed such Lender’s Term Loan Commitment. The Term Loan may consist of Base Rate Loans or Term SOFR Loans, or a combination thereof, as further provided herein, provided, however, the borrowing of the Term Loan on the Effective Date shall be made as Base Rate Loans unless the Borrower delivers a funding indemnity letter in a form reasonably acceptable to the Agent with the Notice of Borrowing delivered pursuant to Section 2.02. The Term Loan Commitments of the Lenders shall be automatically and permanently terminated concurrently with the making of the Term Loan on the Effective Date. The Term Loan Commitments are not revolving credit commitments, and any portion of the Term Loan that is repaid may not be reborrowed.

2.02         Loan Accounts.

(a)            The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Agent shall maintain the Register in accordance with Section 11.07(b). The accounts or records maintained by each Lender shall be conclusive absent demonstrable error of the amount of the Loans made by such Lender to the Borrower, and the interest and payments thereon. Any failure to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of demonstrable error.

(b)            The Borrower shall, at the request of any Lender, issue to such Lender a single note (each a “Note”), substantially in the form of Exhibit E, to evidence such Lender’s Loans to the Borrower. Each Lender may, instead of or in addition to maintaining a loan account, endorse on the schedule annexed to its Note the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Lender is irrevocably authorized by the Borrower to endorse its Note and each Lender’s record shall be conclusive absent demonstrable error; provided, that, the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Borrower hereunder or under any such Note to such Lender.

2.03         Procedure for Borrowing the Term Loan.

(a)            The Borrowing of the Term Loan on the Effective Date shall be made upon the Borrower’s irrevocable notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 11:00 a.m. (i) two Business Days prior to the Effective Date, in the case of Term SOFR Loans, and (ii) on the Effective Date, in the case of Base Rate Loans), specifying:

(A)         the amount of such Borrowing, which shall be in an amount equal to the aggregate Term Loan Commitments of the Lenders on the Effective Date;

(B)         the requested Borrowing Date, which shall be a Business Day;

(C)         the Type of Loans comprising such Borrowing; and

(D)        with respect to Term SOFR Loans, the duration of the Interest Period applicable to such Loans included in such notice.

(b)            The Agent will promptly notify each Lender of its receipt of the Notice of Borrowing and the amount of each Lender’s Ratable Share of the Borrowing of the Term Loan on the Effective Date.

(c)            Each Lender will make the amount of its Ratable Share of the Borrowing of the Term Loan on the Effective Date available to the Agent for the account of the Borrower at the Agent’s Payment Office by 1:00 p.m. on the Effective Date in Same Day Funds to the Agent. The proceeds of the Term Loan will then be made available to the Borrower by the Agent as directed by the Borrower and in like funds as and when received by the Agent.

(d)            After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than five (5) different Interest Periods in effect.

(e)            The Borrower hereby authorizes the Lenders and the Agent to accept Notices of Borrowing based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation of such telephonic notice, signed by a Responsible Officer or an authorized designee of the Borrower. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

(f)            Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Agent and such Lender.

2.04         Conversion and Continuation Elections.

(a)          The Borrower may, upon irrevocable notice to the Agent in accordance with Section 2.04(b):

(i)            elect to convert Base Rate Loans to Term SOFR Loans or elect to convert Term SOFR Loans to Base Rate Loans, as applicable; provided, that, (A) any partial conversion of any such Loans shall be in (1) an aggregate amount not less than $5,000,000 (or such lesser amount agreed to by the Agent), and (2) an integral multiple of $500,000, and (B) any conversion of any such Term SOFR Loans into Base Rate Loans may occur only on the last day of the applicable Interest Period therefor; or

(ii)           elect as of the last day of the applicable Interest Period, to continue any Term SOFR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount that is (A) not less than $5,000,000 (or such lesser amount agreed to by the Agent), and (B) an integral multiple of $500,000);

(b)            The Borrower shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 10:30 a.m. at least (i) two Business Days in advance of the Conversion/Continuation Date, if the applicable Loans are to be converted into or continued as Term SOFR Loans, and (ii) on the Conversion/Continuation Date, if the applicable Loans are to be converted into Base Rate Loans, specifying:

(A)         the proposed Conversion/Continuation Date;

(B)         the aggregate amount of Loans to be converted or continued;

(C)         the Type of Loans resulting from the proposed conversion or continuation; and

(D)         to the extent the resulting Loans are Term SOFR Loans, the duration of the requested Interest Period; provided, that, if the Borrower is requesting that such Loans have an Interest Period other than one, three or six months (as applicable) as provided in the definition of “Interest Period”, the applicable Notice of Conversion/Continuation must be received by the Agent not later than 10:30 a.m. at least four (4) Business Days prior to the requested Conversion/Continuation Date, if the resulting Loans are to be Term SOFR Loans, whereupon the Agent shall give prompt notice thereof to the Lenders and determine whether the requested Interest Period is consented to by all of them (it being understood and agreed that, not later than 11:00 a.m., three (3) Business Days prior to the requested Conversion/Continuation Date, the Agent shall notify the Borrower (which notice may be by telephone) whether the requested Interest Period has been consented to by all of the applicable Lenders).

(c)            If upon the expiration of any Interest Period applicable to any Term SOFR Loans, the Borrower has failed to select timely a new Interest Period to be applicable to such Loans, then the Borrower shall be deemed to have elected to continue such Loans as Term SOFR Loans having a one-month Interest Period effective as of the expiration date of such expiring Interest Period.

(d)            The Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Borrower, of the details of any automatic conversion or continuation. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

(e)            Unless the Required Lenders otherwise consent, during the existence of a Specified Default, the Borrower may not elect to have the Term Loan converted into or continued as a Term SOFR Loan.

(f)            [Reserved].

(g)            After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than five (5) different Interest Periods in effect.

(h)            The Borrower hereby authorizes the Lenders and the Agent to accept Notices of Conversion/Continuation based on telephonic notices made by any Person, the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice, signed by a Responsible Officer or an authorized designee of the Borrower. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.05         [Reserved].

2.06         [Reserved].

2.07         [Reserved].

2.08         [Reserved].

2.09         [Reserved].

2.10         Optional Prepayments.

Subject to Section 4.05, the Borrower may, at any time or from time to time, upon not less than two (2) Business Days’ irrevocable notice to the Agent (which notice may be conditioned upon the consummation of replacement financing or another transaction), in respect of any Term SOFR Loans, and in respect of Base Rate Loans, by not later than 10:30 a.m. on the prepayment date, prepay Loans in whole or in part, in an aggregate minimum amount that is (a) not less than $5,000,000 (or such lesser amount agreed to by the Agent), and (b) a higher integral multiple of $500,000. Such notice of prepayment shall specify the date and amount of such prepayment, which Loans are to be prepaid and the Type(s) of such Loans to be prepaid. The Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Ratable Share of such prepayment, subject to Section 2.19, if applicable. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together, in the case of Term SOFR Loans, with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.05.

2.11          [Reserved].

2.12         Repayment.

The Borrower shall repay the aggregate principal amount of the Term Loan outstanding on the Maturity Date.

2.13         Interest.

(a)            Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to (i) Term SOFR plus the Applicable Term Rate Margin, or (ii) the Base Rate, as the case may be (and subject to the Borrower’s right to convert (x) Base Rate Loans to Term SOFR Loans, and (y) Term SOFR Loans to Base Rate Loans).

(b)            Interest on each Loan shall be paid in arrears on each applicable Interest Payment Date and on the Maturity Date. Interest on Term SOFR Loans shall also be paid on the date of any prepayment thereof for the portion of the Loans so prepaid. During the existence of any Event of Default, interest on all Loans shall be paid on demand of the Agent at the request or with the consent of the Required Lenders.

(c)            Notwithstanding Section 2.13(a), (i) upon the request of the Required Lenders while any Event of Default exists, or (ii) after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum determined by adding 2% per annum to the applicable interest rate otherwise then in effect for such Loans.

(d)            Anything herein to the contrary notwithstanding, the obligations of the Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any Requirement of Law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable Requirements of Law.

2.14         Fees.

The Borrower shall pay such fees as are required by the Fee Letter or as otherwise agreed to by the Borrower from time to time in connection herewith.

2.15         Computation of Fees and Interest.

Interest on any Loan bearing interest at the Base Rate (including Base Rate Loans determined by reference to Term SOFR) shall be computed for the actual number of days elapsed on the basis of a year of 365 or 366 days. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year) or on such other basis as the Agent shall reasonably determine is customary for the relevant currency. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof. Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the applicable Lenders in the absence of demonstrable error.

2.16         Payments by the Borrower; Timing of Performance.

(a)            All payments to be made by the Borrower shall be made free and clear of and without set-off, recoupment or counterclaim. Except as otherwise specified herein, all payments by the Borrower shall be made to the Agent for the account of the applicable Lenders at the Agent’s Payment Office no later than 11:00 a.m. on the date specified herein. All such payments shall be made in Dollars and in Same Day Funds to the Agent. The Agent will promptly distribute to each applicable Lender its applicable share of such payment which, except as otherwise expressly provided herein, shall be based upon such Lender’s Ratable Share of the Loans in respect of which such payment has been made. Any payment received by the Agent later than 1:00 p.m. shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)            Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. Except as expressly otherwise provided herein to the contrary, when performance of any covenant, duty or obligation (other than any payment obligation) is stated to be due or performance required on a day that is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day.

(c)            Unless the Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full as and when required, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in Same Day Funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. With respect to any payment that the Agent makes for the account of any Lender hereunder as to which the Agent determines (which determination shall be conclusive absent demonstrable error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (i) the Borrower has not in fact made such payment; (ii) the Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (iii) the Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Overnight Bank Funding Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

2.17         Payments by the Lenders to the Agent.

(a)            Unless the Agent receives notice from a Lender on or prior to the Effective Date that such Lender will not make available as and when required hereunder to the Agent for the account of the Borrower the amount of that Lender’s Ratable Share of the Term Loan, the Agent may assume that each Lender has made such amount available to the Agent in Same Day Funds on the Effective Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in Same Day Funds and the Agent in such circumstances has made available to the Borrower such amount, that Lender shall on the Business Day following the Effective Date make such amount available to the Agent, together with interest at the Overnight Bank Funding Rate for each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Lender’s Loan on the Effective Date for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Effective Date, the Agent will notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the Effective Date, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b)            The failure of any Lender to make any Loan on the Effective Date shall not relieve any other Lender of any obligation hereunder to make its Loan on the Effective Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the Effective Date.

2.18         Sharing of Payments, Etc.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately (a) notify the Agent of such fact, and (b) purchase in Dollars from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, that, if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18 and will in each case notify the Lenders following any such purchases or repayments.

2.19         Defaulting Lenders.

(a)            Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii)            Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Agent by such Defaulting Lender pursuant to Section 11.09), shall be applied at such time or times as may be reasonably determined by the Agent as follows (and, in any case, when due): first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Specified Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund its portion of the Term Loan under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any final and nonappealable judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Specified Default exists, to the payment of any amounts owing to the Borrower as a result of any final and nonappealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, (A) such payment is a payment of the principal amount of any Term Loan in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Term Loan was made at a time when the conditions set forth in Section 5.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)            The Agent agrees to promptly notify the Borrower upon any Lender’s becoming a Defaulting Lender (but the Agent shall have no liability for any failure to give, or any delay in giving, any such notice). If the Borrower and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will promptly so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, whereupon such Lender will cease to be a Defaulting Lender; provided, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Article III

[RESERVED]

Article IV

TAXES, YIELD PROTECTION AND ILLEGALITY

4.01         Taxes.

(a)            Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirements of Law (as determined in the good faith discretion of the Agent) require the deduction or withholding of any Tax from any such payment by the Agent or the Borrower, then the Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)            If the Borrower or the Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Agent shall withhold or make such deductions as are determined by the Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)            If the Borrower or the Agent shall be required by any applicable Requirements of Law other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Agent, as required by such Requirements of Law, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Agent, to the extent required by such Requirements of Law, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Requirements of Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)            Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Tax Indemnifications.

(i)            The Borrower shall, and does hereby agree to, indemnify each Recipient, and shall make payment in respect thereof within 30 days after demand therefor, accompanied by a certificate complying with Section 4.06, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall, and does hereby agree to, indemnify the Agent, and shall make payment in respect thereof within 30 days after demand therefor, accompanied by a certificate complying with Section 4.06, for any amount which a Lender for any reason fails to pay to the Agent in cash as required pursuant to Section 4.01(c)(ii).

(ii)            Each Lender shall, and does hereby agree to, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (A) the Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (B) the Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.07(c) relating to the maintenance of a Participant Register, and (C) the Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent or the Borrower shall be conclusive absent manifest error. Each Lender hereby authorize the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).

(d)            Evidence of Payments. Upon request by the Borrower or the Agent, as the case may be, after any payment of Taxes by the Borrower or by the Agent to a Governmental Authority as provided in this Section 4.01, the Borrower shall deliver to the Agent or the Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by any Requirement of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Agent, as the case may be.

(e)            Status of Lenders; Tax Documentation.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.01(e)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing:

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Lender that is a Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)            executed copies of IRS Form W-8ECI;

(III)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(IV)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies (or originals, as required) of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(iii)            Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(iv)            In the case of a Lender that is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such Lender shall be deemed to comply with the requirements of Sections 4.01(e)(ii)(A), 4.01(e)(ii)(B) and 4.01(e)(ii)(C) if such requirements are met by the owner as if it were a Lender.

(f)            Treatment of Certain Refunds. Unless required by applicable Requirements of Law, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that, the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)            [Reserved].

(h)            Survival. Each party’s obligations under this Section 4.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the repayment, satisfaction or discharge of all other Obligations and the termination of this Agreement.

4.02         Illegality.

(a)            If any Lender determines that the introduction after the First Amendment Effective Date of any Requirement of Law, or any Change in Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest rate is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, on notice thereof by such Lender to the Borrower through the Agent, (i) any obligation of such Lender to make, maintain or fund such Loans, or to determine or charge such interest rates, or to continue the applicable Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans shall, in any such case, be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist, at which time such Lender shall promptly notify the Agent and the Borrower, and such Lender’s obligation to make such Loans shall be reinstated.

(b)            If a Lender makes any of the determinations described in Section 4.02(a), the Borrower shall, upon the receipt by the Borrower of notice of such fact and demand from such Lender (with a copy to the Agent), (i) prepay in full such Term SOFR Loans of such Lender then outstanding, together with interest accrued thereon and amounts required under Section 4.05, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans, and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR, at which time such Lender shall promptly notify the Agent and the Borrower, and the Agent shall return to computing interest rates based upon Term SOFR for such Lender. If the Borrower is required to so prepay any Loan pursuant to this Section 4.02(b), then concurrently with such prepayment, the Borrower shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR component of the Base Rate).

(c)            If the obligation of any Lender to make or maintain any Loans has been terminated or suspended pursuant to the provisions of this Section 4.02, the Borrower may elect, by giving notice to such Lender through the Agent, that all Loans which would otherwise be made or maintained by such Lender as Term SOFR Loans, instead be made or maintained as Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR component of the Base Rate) made to or maintained for, as applicable, the Borrower.

4.03         Inability to Determine Rates; Benchmark Replacement Setting.

(a)            If in connection with any request for a Term SOFR Loan, or any conversion or continuation thereof, (i) the Agent reasonably determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan or (ii) the Agent or the Required Lenders reasonably determine in good faith that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will promptly notify the Borrower and all Lenders. Thereafter, (A) the obligation of the Lenders to make or maintain Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (B) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 4.03(a), until the Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (1) the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans and (2) any outstanding affected Term SOFR Loans shall be converted to Base Rate Loans at the end of their respective applicable Interest Periods. The Agent shall, promptly following its determination that the reason for any suspension under this Section 4.03 no longer exists, deliver a notice of revocation of such suspension to the Borrower and each applicable Lender.

(b)            Benchmark Replacement Setting.

(i)            Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)            In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right (in consultation with the Borrower) to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective (on a prospective basis only) without any further action or consent of any other party to this Agreement or any other Loan Document; provided, that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(iii)            The Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.

(iv)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)            Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for a Term Loan bearing interest based on or with reference to such Benchmark or conversion to or continuation of Term Loans bearing interest based on or with reference to such Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Loan or conversion to a Base Rate Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi)            As used in this Section:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of this Section.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1)	Daily Simple SOFR; or

(2)	the sum of (A) the alternate benchmark rate that has been selected by the Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement as determined pursuant to the foregoing would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)	a public statement or publication of information by an Official Body having jurisdiction over the Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 4.03(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 4.03(b).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR or, if no floor is specified, zero.

“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

4.04            Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement expressly reflected in the applicable interest rate);

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”, and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to SOFR or Term SOFR (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan Commitment of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Reimbursement. The Borrower shall pay the Lender the amount shown as due in respect of subsection (a) and (b) of this Section 4.04 within 30 days after the Borrower’s receipt of the certificate required by Section 4.06 in respect thereof.

(d)            Demands Under Other Facilities. A Lender shall not be entitled to any compensation pursuant to this Section 4.04 to the extent such Lender is not imposing such charges or requesting such compensation from borrowers (similarly situated to the Borrower hereunder) generally under comparable syndicated credit facilities.

4.05         Funding Losses.

The Borrower shall reimburse each Lender upon demand and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)            the failure of the Borrower to make on a timely basis any payment of principal of any Loan (other than a Base Rate Loan);

(b)            the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c)            the failure of the Borrower to make any prepayment in accordance with any notice delivered under Section 2.10;

(d)            any continuation, conversion, prepayment or other payment (including after acceleration thereof) of any Loan (other than a Base Rate Loan) on a day that is not the last day of the relevant Interest Period;

(e)            any assignment of a Loan (other than a Base Rate Loan) on a day other than the last day of the relevant Interest Period as a result of a request by the Borrower pursuant to Section 4.07; or

(f)            the automatic conversion under Section 2.04 of any Term SOFR Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loans or from fees payable to terminate the deposits from which such funds were obtained.

4.06          Certificates of Lenders.

Any Lender claiming reimbursement or compensation under this Article IV shall deliver to the Borrower (with a copy to the Agent) contemporaneously with the demand for payment a certificate setting forth in reasonable detail the basis for, and a calculation of, the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of demonstrable error.

4.07          Mitigation Obligations; Substitution of Lenders.

(a)            Designation of a Different Lending Office. Before any Lender requests compensation under Section 4.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, or gives a notice pursuant to Section 4.02, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or 4.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender (or any Affiliate of a Lender acting pursuant to Section 2.02(c)) requests compensation under Section 4.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender (or such an Affiliate) or any Governmental Authority for the account of any Lender (or such an Affiliate) pursuant to Section 4.01, or any Lender (or such an Affiliate) invokes its rights under Section 4.02, then, in each case, the Borrower may replace or remove such Lender in accordance with Section 11.24.

4.08          [Reserved].

4.09          Survival.

The agreements and obligations of the Borrower in this Article IV shall survive the payment of all other Obligations. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 4.09 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, with respect to any Lender’s claim for compensation under Section 4.02 or 4.04, the Borrower shall not be required to compensate any Lender for any amount incurred more than 120 days prior to the date that such Lender demands compensation in accordance herewith (except that, if the circumstance giving rise to such claim is retroactive, then such 120-day period referred to above shall be extended to include the period of retroactive effect thereof).

Article V

CONDITIONS PRECEDENT

5.01         Conditions to Effectiveness.

This Agreement shall not become effective, and no Lender shall be required to make its portion of the Term Loan hereunder, unless and until the Agent shall have received all of the following, in form and substance satisfactory to the Agent and each Lender:

(a)            Credit Agreement and Notes. This Agreement and each requested Note executed by each party thereto.

(b)            Resolutions; Incumbency. Each of the following:

(i)            a copy of the resolutions of the Board of Directors of the Borrower authorizing the transactions contemplated by the Loan Documents to which it is a party, certified as of the Effective Date by the Secretary, an Assistant Secretary or a similar officer of the Borrower; and

(ii)            a certificate of the Secretary, an Assistant Secretary or a similar officer of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to execute, deliver and perform all Loan Documents to be delivered by it hereunder.

(c)            Organization Documents; Good Standing. Each of the following documents:

(i)            the articles or certificate of organization (or similar charter document) and the bylaws (or similar governing documents) of the Borrower as in effect on the Effective Date, certified by the Secretary, an Assistant Secretary or a similar officer of the Borrower as of the Effective Date; and

(ii)            a good standing certificate or certificate of status for the Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of organization.

(d)            Legal Opinion. An opinion of Foley & Lardner LLP, counsel to the Borrower, addressed to the Agent and the Lenders.

(e)            Payment of Fees. Evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Effective Date, together with Attorney Costs of the Agent to the extent invoiced reasonably in advance of the Effective Date, plus such additional amounts of Attorney Costs as shall constitute the Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude final settling of accounts between the Borrower and the Agent), including any such costs, fees and expenses arising under or referenced in Section 2.14 or Section 11.04.

(f)            Certificate. A certificate signed by a Responsible Officer of the Borrower, dated as of the Effective Date, stating that: (i) the representations and warranties contained in Article VI are true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of such date, as though made on and as of such date; (ii) no Default or Event of Default exists or would result from the making of the Term Loan on such date; and (iii) since December 31, 2024, there has been no Material Adverse Effect.

(g)            Absence of Proceedings. A certificate from a Responsible Officer of the Borrower certifying that there is no action, suit, investigation or proceeding threatened in writing or pending in any court or before any arbitrator or Governmental Authority that (i) relates to the credit facilities hereunder, and (ii) has a reasonable possibility of being determined in a manner that would (A) prohibit the closing of such credit facilities, or (B) adversely affect in any material respect the interests of the Agent or any Lender under or in respect of such facilities.

(h)            KYC and Beneficial Ownership Regulation. At least three (3) Business Days prior to the Effective Date, to the extent requested at least ten (10) Business Days prior to the Effective Date, (i) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.

(i)            Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Lender may reasonably request (it being understood that this clause (i) shall not require the delivery of any collateral documentation).

Without limiting the generality of the provisions of Section 10.03(c), for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto. The Agent shall promptly notify the Borrower and the Lenders of the occurrence of the Effective Date, which notice shall be conclusive and binding.

Article VI

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and each Lender that:

6.01            Corporate Existence and Power.

The Borrower and each of its Material Subsidiaries: (a) is a corporation or other entity duly organized, validly existing and, to the extent applicable to such entity, in good standing under the laws of the jurisdiction of its incorporation; (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to (i) own its assets and to carry on its business in all material respects and (ii) to execute, deliver, and perform its obligations under the Loan Documents to which it is a party; (c) is duly qualified as a foreign entity in each state in the United States and is licensed and in good standing (or similar status) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, if applicable to such entity; and (d) is in compliance with all Requirements of Law; except, in each case referred to in subsection (b)(i), (c) or (d) above, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02            Corporate Authorization; No Contravention.

The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate or other action, and do not and will not: (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than any Lien created pursuant to the Loan Documents), any document evidencing any material Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or its property is subject; or (c) violate any Requirement of Law.

6.03          Governmental and Third-Party Authorization.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (except those that have been obtained and remain in effect and disclosure filings that are required to be made with the SEC in connection with the transactions contemplated by the Loan Documents) is necessary or required to be made or obtained by the Borrower in connection with the execution, delivery or performance by the Borrower of any Loan Document or for the enforcement against the Borrower of any Loan Document.

6.04          Binding Effect.

Each Loan Document to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.05          Litigation.

There are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or any Material Subsidiary or any of their respective properties: (a) which pertain to this Agreement, any other Loan Document or any of the transactions contemplated hereby or thereby; or (b) as to which there exists a substantial likelihood of an adverse determination, which determination could reasonably be expected to have a Material Adverse Effect.

6.06          [Reserved].

6.07          ERISA Compliance.

Except as specifically disclosed in Schedule 6.07:

(a)            Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. Each Pension Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, except to the extent that the failure to receive such letter could not reasonably be expected to have a Material Adverse Effect, and, to the best knowledge of the Borrower, nothing has occurred that would cause the loss of such tax-qualified status, except to the extent that such loss would not reasonably be expected to have a Material Adverse Effect.

(b)            There are no pending or, to the best knowledge of the Borrower, threatened (in writing) claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)            Except to the extent that the following could not reasonably be expected to have a Material Adverse Effect: (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)            The Borrower represents and warrants as of the Effective Date that it is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans to repay or secure any of the Obligations.

6.08           Use of Proceeds; Margin Regulations.

The proceeds of the Term Loan are to be used solely for the purposes set forth in and permitted by Section 7.11. Neither the Borrower nor any Material Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.09           [Reserved].

6.10           Taxes.

Except as disclosed on Schedule 6.10, the Borrower and its Subsidiaries have filed all Federal and other material tax returns required to be filed by them, and have paid all Federal and other material taxes shown on such returns and all material assessments imposed by any governmental authority in respect thereof, except (a) for taxes and assessments that are being contested in good faith by appropriate action and for which adequate reserves have been provided in accordance with GAAP, or (b) as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.11          Financial Condition.

(a)            The audited consolidated balance sheet of the Borrower and its Subsidiaries dated December 31, 2024, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date (the “Audited Financial Statements”): (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as expressly noted therein; and (B) fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby.

(b)            Since December 31, ~~2024~~2025, there has been no Material Adverse Effect.

6.12            Environmental Matters.

The Borrower and its Material Subsidiaries conduct in the ordinary course of business (in a manner sufficient to enable the Borrower to make the representation and warranty set forth in this Section 6.12) a review of the effect of existing Environmental Laws and Environmental Claims on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except for matters for which adequate reserves are maintained or as specifically disclosed in Schedule 6.12, the aggregate effects of such Environmental Laws and Environmental Claims could not reasonably be expected to have a Material Adverse Effect.

6.13          Regulated Entities.

None of the Borrower, any Person controlling the Borrower, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940.

6.14          [Reserved].

6.15          ~~Insurance~~[Reserved].

~~Except to the extent the failure to be so insured could not reasonably be expected to have a Material Adverse Effect, the properties of the Borrower and its Subsidiaries are self-insured in a manner permitted under Section 7.06 or otherwise insured with insurance companies not Affiliates of the Borrower in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and are similarly situated.~~

6.16          [Reserved].

6.17          Full Disclosure.

None of the representations or warranties made by the Borrower in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the written statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower pursuant to the Loan Documents (as modified or supplemented by other information so furnished) contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect, when taken as a whole, on the date when made (it being understood that (a) with respect to any projections and forecasts provided by the Borrower or any Subsidiary, (i) the Borrower represents and warrants that such projections and forecasts were prepared based on good faith estimates and assumptions believed by the Borrower or such Subsidiary to be reasonable as of the date of the applicable projections or forecasts, and (ii) actual results during the period covered by any such projections or forecasts may differ from projected or forecasted results, and (b) any representation made pursuant to this Section 6.17 in respect of information provided with respect to any entity or assets acquired or to be acquired by the Borrower or any of its Subsidiaries, for all periods prior to the date of the consummation of such acquisition, is being made to the knowledge of the Borrower). As of the Effective Date, to the best knowledge of the Borrower, the beneficial ownership information included in any Beneficial Ownership Certification delivered pursuant to this Agreement, if applicable, is true and correct in all respects.

6.18          Sanctions; International Trade Laws.

(a)            To the extent applicable, the Borrower and each of its Subsidiaries and, to the knowledge of the Borrower, each director, officer, employee, agent, and controlled Affiliate thereof acting on the Borrower’s behalf in connection with this Agreement, is in compliance in all material respects with the Sanctions Laws and Regulations and International Trade Laws.

(b)            Neither the Borrower, nor any Subsidiary, nor, to the knowledge of the Borrower, any director, officer, employee, agent, or controlled Affiliate thereof, is an individual or entity that is, or is owned fifty percent (50%) or more (individually or in the aggregate, directly or indirectly) or controlled by any individual or entity that is, (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority, or (iii) located, organized or resident in a Designated Jurisdiction, except to the extent that being so located, organized or resident does not violate any applicable Sanctions.

6.19          PATRIOT Act.

To the extent applicable, the Borrower and each Subsidiary is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the PATRIOT Act.

6.20          Anti-Corruption Laws.

To the extent applicable, the Borrower and its Subsidiaries have conducted their business in compliance, in all material respects, with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar and applicable anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws in all material respects.

6.21          Affected Financial Institutions.

The Borrower is not an Affected Financial Institution.

~~6.22 Covered Entities.~~

~~The Borrower is not a Covered Entity.~~

Article VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Term Loan Commitment hereunder, or any Loan or other Obligation (other than any contingent indemnification or similar obligation not yet due and payable) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

7.01          Financial Statements.

The Borrower shall deliver to the Agent (which shall promptly make available to each Lender):

(a)            as soon as available, but not later than the earlier of (i) five Business Days after the filing thereof with the SEC and (ii) 105 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2025, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and accompanied by the report and opinion of Deloitte & Touche LLP or another nationally-recognized independent public accounting firm, which report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than (i) any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date under this Agreement that is scheduled to occur within one year from the time such report and opinion are delivered or (B) any potential inability to satisfy the financial covenant set forth in Section 8.09 on a future date or in a future period and (ii) customary exceptions as to the scope of such audit with respect to entities or assets that are the subject of a Permitted Acquisition); and

(b)            as soon as available, but not later than the earlier of (i) five Business Days after the filing thereof with the SEC and (ii) 45 days after the end of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ending March 31, 2025, a copy of the unaudited condensed consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related condensed consolidated statement of income for the period commencing on the first day and ending on the last day of such fiscal quarter and condensed consolidated statements of cash flows and shareholders’ equity for the period commencing on the first day of the related fiscal year and ending on the last day of such fiscal quarter, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects, in accordance with GAAP (subject to good faith year-end and audit adjustments and the absence of footnotes), the financial position and the results of operations of the Borrower and the Subsidiaries.

7.02          Certificates; Other Information.

The Borrower shall furnish to the Agent (which shall promptly make available to each Lender):

(a)            concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer of the Borrower (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)            promptly, copies of all financial statements and reports that the Borrower sends to its shareholders generally, and copies of all registration statements (other than exhibits thereto and any registration statements on Form S-8 or its equivalent) and final reports on Forms 10-K and 10-Q that the Borrower shall have filed with the SEC;

(c)            ~~promptly after S&P, Moody’s or Fitch shall have publicly announced a change in the Ratings, written notice thereof~~[reserved];

(d)            promptly following any request therefor, information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation; and

(e)            promptly, such additional information regarding the business, financial position or organizational affairs of the Borrower or any Subsidiary as the Agent, at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01, Section 7.02(a) or Section 7.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such documents are filed with the SEC via the EDGAR filing system (or any successor filing system), to the extent such documents are publicly available, (ii) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 11.02, or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided, that, the Borrower shall (in the case of clauses (ii) and (iii) above) notify, and (in the case of clause (i) above for filings other than regularly scheduled quarterly and annual filings) endeavor to notify (which in each case may be by facsimile or electronic mail) the Agent (which shall notify each Lender) of the filing or posting of any such document and, promptly upon request by the Agent, provide to the Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Agent. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (A) PNC Capital Markets and/or PNC Bank will make available to the Lenders (including potential Lenders) materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”), and (B) certain of the Lenders (or potential Lenders) may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that: (1) all Borrower Materials that are made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized PNC Capital Markets, PNC Bank, the Lenders (including the proposed Lenders) to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of Section 11.08; (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (4) PNC Capital Markets and PNC Bank shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on, and shall only post such Borrower Materials on, the portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”. The Borrower acknowledges and agrees that the list of Disqualified Institutions does not constitute material non-public information and shall be posted promptly to all Lenders by the Agent (including any updates thereto).

7.03         Notices.

The Borrower shall notify the Agent (and the Agent shall promptly thereafter notify each Lender):

(a)            promptly after a Responsible Officer of the Borrower obtains knowledge thereof, of the occurrence of any Default or Event of Default;

(b)            promptly after a Responsible Officer of the Borrower obtains knowledge thereof, of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(c)            promptly, but in no event more than 10 days after such event becomes known to a Responsible Officer of the Borrower, of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, and deliver to the Agent (and the Agent shall promptly thereafter deliver to each Lender) a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such ERISA Event.

Each notice under this Section 7.03 shall be accompanied by a written statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

7.04            Preservation of Corporate Existence, Etc.

Except as otherwise expressly permitted hereby, the Borrower shall, and shall cause each Material Subsidiary to: (a) preserve and maintain (i) in full force and effect its corporate or other organizational existence, and (ii) good standing (if applicable) under the laws of its state or jurisdiction of organization, except to the extent otherwise expressly permitted herein; (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 8.03 and Dispositions of assets permitted by Section 8.02, and except for any of the foregoing the expiration or termination of which could not reasonably be expected to have a Material Adverse Effect; (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill except to the extent otherwise permitted herein; and (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.05            [Reserved].

7.06            Insurance.

Except to the extent the failure to so maintain could not reasonably be expected to have a Material Adverse Effect, the Borrower shall maintain, and shall cause each Material Subsidiary to maintain, with independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided, that, self-insurance of risks and in amounts customary in the Borrower’s and its Material Subsidiaries’ industry shall be permitted.

7.07            Payment of Taxes.

The Borrower shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all Federal and other material tax liabilities which have become due pursuant to related returns or pursuant to any assessments in respect thereof, unless (a) the same are being contested in good faith by appropriate action and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, or (b) the failure to pay or discharge the same could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

7.08            Compliance with Laws.

The Borrower shall comply, and shall cause each Subsidiary to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including ERISA and the Federal Fair Labor Standards Act), except (a) such as may be contested in good faith or as to which a bona fide dispute may exist, or (b) to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect.

7.09            Inspection of Property and Books and Records.

The Borrower shall maintain, and shall cause each Subsidiary to maintain, books of record and account sufficient to permit the preparation of consolidated financial statements in conformity with GAAP. The Borrower shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants (subject, in the case of such accountants, to the Borrower having a reasonable opportunity to be present during, or otherwise participate in, such discussion), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower, all at the expense of such Lender or, if applicable, the Agent; provided, that, the Borrower and its Subsidiaries shall not be required to permit more than one (1) such on-site visit and inspection during any calendar year in the aggregate for the Agent and all Lenders (it being understood that only the Agent may conduct such on-site visit and inspections when an Event of Default does not exist); provided, further, that, when an Event of Default exists, the Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, none of the Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by any applicable legal requirement or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

7.10            ~~Environmental Laws~~[Reserved].

~~The Borrower shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect.~~

7.11            Use of Proceeds.

The Borrower shall, and shall cause each Subsidiary to, use the proceeds of the Term Loan only (a) to repay certain outstanding obligations under the Revolving Credit Agreement, (b) for working capital and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document and (c) to pay transaction fees, costs and expenses incurred in connection with the closing of this Agreement. Neither the Borrower nor any Subsidiary shall use the proceeds of the Loans, directly or indirectly, in violation of the provisions of Regulations T, U or X of the FRB.

7.12            Anti-Corruption Laws; Sanctions; International Trade Laws.

The Borrower shall, and shall cause each of its Subsidiaries to, (a) conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar and applicable anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws in all material respects, and (b) conduct its business in compliance in all material respects with all applicable Sanctions and International Trade Laws, and maintain policies and procedures designed to promote and achieve compliance with such Sanctions and International Trade Laws in all material respects.

Article VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Term Loan Commitment hereunder, or any Loan or other Obligation (other than any contingent indemnification or similar obligation not yet due and payable) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

8.01            Limitation on Liens.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following:

(a)            any Lien existing on property of the Borrower or any Subsidiary on the First Amendment Effective Date and set forth on Schedule 8.01 securing Indebtedness (or commitments therefor) outstanding on the First Amendment Effective Date;

(b)            any Lien created under any “Loan Document” (as such term is defined in the Revolving Credit Agreement);

(c)            any Lien for taxes or assessments or other governmental charges or levies not then delinquent for more than 90 days, that are then remaining payable without penalty or which are being contested in good faith and for which adequate reserves are being maintained to the extent required by GAAP and, in each case, to the extent no notice of lien has been filed or recorded under the Code;

(d)            any warehousemen’s, materialmen’s, mechanic’s, repairmen’s, landlord’s or other similar Liens arising by law for sums not then due and payable (or which, if due and payable, remain payable without penalty or are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);

(e)            survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions, in each case, as to the use of real properties or Liens incidental to the conduct of the business of the Borrower or any Subsidiary or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of the Borrower and its Subsidiaries taken as a whole or materially impair the operation of the business of the Borrower and its Subsidiaries taken as a whole;

(f)            pledges or deposits: (i) in connection with workers’ compensation, unemployment and other insurance, other social security legislation and other types of statutory obligations or the requirements of any official body; (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts (including utility contracts) and other similar obligations incurred in the ordinary course of business; (iii) to obtain or secure obligations with respect to letters of credit, guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a ~~“plan” (as defined in ERISA)~~Pension Plan; or (iv) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(g)            Liens on property or assets of a Person existing at the time such Person acquires such property or assets or is merged with or into or consolidated with the Borrower or a Subsidiary (and not created or incurred in anticipation of such transaction); provided, that, such Liens are not extended to any property or assets of the Borrower or any Subsidiary other than the property or assets acquired and the proceeds thereof;

(h)            other Liens not securing indebtedness that are incidental to the conduct of the business of the Borrower or any of its Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the Borrower and its Subsidiaries taken as a whole or materially impair the operation of the business of the Borrower and its Subsidiaries taken as a whole;

(i)            Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, in accordance with the terms of this Agreement of any Indebtedness secured by any Liens referred to in clauses (a), (g), (l), (n) and (o) of this Section 8.01 to the extent that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not increased;

(j)            Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods incurred in the ordinary course of business;

(k)            licenses and sublicenses of intellectual property granted in the ordinary course of business;

(l)            Liens to secure obligations in respect of capital leases on assets subject to such leases; provided, that, such Liens do not extend to or cover any assets other than such assets that are acquired or constructed after the Effective Date with the proceeds of the obligations arising under the capital leases described above and any assets that, in the ordinary course of business, are subject to Liens in favor of the same creditor for other assets subject to any existing capital leases or agreements described above;

(m)            Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of letters of credit and banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(n)            Liens securing Purchase Money Debt; provided, that, the Purchase Money Debt secured by the Lien may not be incurred more than ~~180~~270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; provided, further, that, individual financings of Purchase Money Debt otherwise permitted to be secured pursuant to this Section 8.01(n) provided by any Person (or its affiliates) may be cross-collateralized to other such financings provided by such Person (or its affiliates);

(o)            Liens on property or Equity Interests of another Person at the time such other Person becomes a Subsidiary; provided, that, (i) the Liens may not extend to any other property or Equity Interests owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto) and (ii) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary;

(p)            Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Borrower and/or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Borrower and/or any of its Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower and/or any of its Subsidiaries in the ordinary course of business, and (ii) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (A) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (B) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(q)            Liens securing judgments or judicial attachment for the payment of money not constituting an Event of Default under Section 9.01(i) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(r)            leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiaries and do not secure any Indebtedness;

(s)            any interest or title of (i) an owner of equipment or inventory on loan or consignment, or as part of a conditional sale, to the Borrower or any of its Subsidiaries and Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower or any Subsidiary in the ordinary course of business and (ii) a lessor or secured by a lessor’s interest under any lease permitted under this Agreement;

(t)            deposits in the ordinary course of business to secure liability to insurance carriers;

(u)            contractual rights of set-off and similar rights securing Swap Contracts and Cash Management Agreements so long as any related Indebtedness is permitted to be incurred under this Agreement;

(v)            options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under this Agreement;

(w)            Liens solely attaching to any customary earnest money deposits (or equivalent deposits otherwise named) made in connection with proposed Permitted Acquisitions;

(x)            (i) set-off rights not otherwise set forth in Section 8.01(p), or (ii) Liens arising in connection with repurchase agreements that constitute Investments;

(y)            Liens on cash and other deposits or net worth imposed in connection with contracts entered into the ordinary course of business;

(z)            Liens on vehicles or related property securing obligations under any Floor Plan Financing Facility permitted by this Agreement incurred in the ordinary course of business; provided, that, the aggregate principal amount of all obligations at any time outstanding under all Floor Plan Financing Facilities after giving effect to such incurrence does not exceed the total cost of the vehicles and equipment securing such obligations;

(aa)      Liens on (i) assets of a Leasing Subsidiary securing Indebtedness under Leasing Transactions permitted under this Agreement and (ii) Lease Assets for which the applicable lessee is not permitted by applicable law to hold title to such Lease Assets;

(bb)      Liens on the Equity Interests of a Securitization Subsidiary and accounts receivable and other financial and related assets described in the definition of “Permitted Securitization”, in each case, incurred in connection with a Permitted Securitization and in an aggregate outstanding principal amount not to exceed the greater of (i) $~~425,000,000~~800,000,000 and (ii) 12.75% of the Consolidated Net Tangible Assets;

(cc)      [reserved];

(dd)      Liens on cash and cash equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(ee)      Liens on the identifiable proceeds of any property or asset subject to a Lien otherwise permitted under this Agreement; and

(ff)      Liens not otherwise permitted under this Section 8.01; provided, that, the aggregate outstanding principal amount of all Indebtedness and other obligations secured by such Liens, when taken together (and without duplication) with the aggregate outstanding principal amount of all Indebtedness incurred in reliance on Section 8.05(m), shall not exceed an amount equal to the greater of (i) $~~600,000,000~~1,000,000,000 and (ii) 15% of the Consolidated Net Tangible Assets.

8.02      Disposition of Assets.

The Borrower shall not, and shall not permit any of its Subsidiaries to, Dispose of all or substantially all of the assets of the Borrower and its Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person. For the avoidance of doubt, the foregoing shall not restrict the Borrower or its Subsidiaries in respect of conveyances, transfers, leases or other dispositions of inventory, or obsolete, used or surplus property, in each case in the ordinary course of business.

8.03            Consolidations and Mergers.

The Borrower shall not, and shall not permit any Subsidiary to, merge with or consolidate with or into any other Person, or consummate any Acquisition that is a “hostile” Acquisition and has not been approved by the Board of Directors and/or shareholders (or equivalent) of the target of such Acquisition, except the Borrower or any Subsidiary may merge or consolidate with or into any other Person so long as (a) at the time of such merger or consolidation, no Default or Event of Default shall have occurred and be continuing either immediately before or after giving effect to such transaction, (b) upon giving effect to such merger or consolidation on a pro forma basis, the Borrower would be in compliance with the financial covenant set forth in Section 8.09 as of the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or Section 7.01(b) (or, in the case of any such determination to be made prior to the delivery of financial statements for the fiscal quarter of the Borrower ended March 31, 2025, determined with reference to the Audited Financial Statements), and (c) if such merger or consolidation involves the Borrower, the Borrower shall be the continuing or surviving Person. In addition, any Disposition which would be permitted by Section 8.02 may also be accomplished via a merger or consolidation and such merger or consolidation shall be permitted pursuant to this Section 8.03.

8.04            [Reserved].

8.05      Subsidiary Indebtedness.

The Borrower shall not permit any Subsidiary to, create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than:

(a)            Permitted Securitizations; provided, that, the aggregate outstanding principal amount of all Permitted Securitizations entered into by the Borrower and its Subsidiaries after the First Amendment Effective Date shall not exceed the greater of (i) $~~425,000,000~~800,000,000 and (ii) 12.75% of the Consolidated Net Tangible Assets;

(b)            obligations (contingent or otherwise) existing or arising under any Swap Contract; provided, that, such Swap Contract is incurred to hedge bona fide business risks and not for speculative purposes;

(c)            Indebtedness arising under any Cash Management Agreement entered into in the ordinary course of business;

(d)            Permitted Acquired Debt;

(e)            (i) Indebtedness existing on the Effective Date and listed on Schedule 8.05; and (ii) unsecured Contingent Obligations of any Subsidiary with respect to Indebtedness of the Borrower so long as such Subsidiary has provided a guaranty of the Obligations on terms and conditions reasonably satisfactory to the Agent;

(f)            Indebtedness incurred by a Leasing Subsidiary in a Leasing Transaction that is non-recourse to the Borrower or any Subsidiary of the Borrower (other than Leasing Subsidiaries);

(g)            (i) Indebtedness incurred by any Subsidiary pursuant to any Floor Plan Financing Facility that does not exceed any time outstanding $200,000,000; and (ii) Indebtedness constituting credit support for third party customer financing in the ordinary course of business;

(h)            Indebtedness secured by Liens permitted pursuant to Section 8.01(l) and Section 8.01(n);

(i)            Indebtedness incurred in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance and self-insurance obligations, and, for the avoidance of doubt, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or incurred (including guarantees thereof) in the ordinary course of business;

(j)            Indebtedness arising from agreements providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Equity Interests of a Subsidiary otherwise permitted under this Agreement;

(k)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business (provided, that, such Indebtedness is extinguished within five Business Days of incurrence) and Indebtedness arising from negative account balances in cash pooling arrangements arising in the ordinary course of business;

(l)            Refinancing Debt with respect to Indebtedness described in the foregoing clauses (d), (e), or (h) or this clause (l);

(m)          Indebtedness not otherwise permitted by this Section 8.05; provided, that, the aggregate outstanding principal amount of all such Indebtedness, when taken together (and without duplication) of the aggregate outstanding principal amount of all Indebtedness and other obligations secured by Liens incurred in reliance on Section 8.01(ff), shall not exceed an amount equal to the greater of (i) $~~600,000,000~~1,000,000,000 and (ii) 15% of the Consolidated Net Tangible Assets; and

(n)           Indebtedness of any “Subsidiary Borrower” under any “Loan Document” (as each such term is defined in the Revolving Credit Agreement).

8.06            [Reserved].

8.07            [Reserved].

8.08            [Reserved].

8.09            Leverage Ratio.

The Borrower shall not permit the Leverage Ratio as of the last day of any fiscal quarter to be greater than 3.75 to 1.0; provided, that, upon the occurrence of a Qualified Acquisition, for the four fiscal quarter period of the Borrower commencing with the fiscal quarter during which such Qualified Acquisition is consummated (each such period of increase, a “Leverage Increase Period”), the ratio set forth above may, upon receipt by the Agent of a Qualified Acquisition Notice, be increased to 4.25 to 1.0; provided, further, that, (a) the Borrower may, upon receipt by the Agent of written notice from a Responsible Officer of the Borrower, terminate any Leverage Increase Period prior to the completion of any such Leverage Increase Period (such termination to be effective immediately upon receipt by the Agent of such written notice), (b) for at least ~~two consecutive~~one fiscal ~~quarters~~quarter ending immediately following each Leverage Increase Period, the Leverage Ratio as of the end of each such fiscal quarter shall not be greater than 3.75 to 1.0 prior to giving effect to another Leverage Increase Period, and (c) each Leverage Increase Period shall apply only with respect to the calculation of the Leverage Ratio for purposes of determining compliance with this Section 8.09.

8.10            [Reserved].

8.11            Sanctions; Anti-Corruption Laws; International Trade Laws.

(a)            The Borrower shall not, and shall not permit any of its Subsidiaries to (i) directly or, to the Borrower’s knowledge, indirectly, use any Loan, or the proceeds or any Loan, or lend, contribute or otherwise make available such Loan, or the proceeds of such Loan, to any Person, (A) to fund any activities or business with any Person, or in any Designated Jurisdiction that, at the time of such funding, is the subject of any Sanctions (in each case of this clause (A), in violation of applicable Sanctions), or (B) in any other manner that will result in violation by any Person (including any Person participating in the transaction, whether as the Agent or a Lender) of any Sanctions or International Trade Laws, or (ii) repay in whole or in part any Loan hereunder (A) with proceeds derived from investments by the Borrower or any of its Subsidiaries in, or transactions by the Borrower or any of its Subsidiaries with, any Designated Jurisdiction in violation of Sanctions at the time of such payment or (B) otherwise in violation of Sanctions at the time of such payment.

(b)            The Borrower shall not, and shall not permit any of its Subsidiaries, or, to the knowledge of the Borrower, any director, officer, employee, agent, or controlled Affiliate thereof acting on the Borrower’s behalf in connection with this Agreement, to, directly or, to the Borrower’s knowledge, indirectly, use any Loan, or the proceeds or any Loan, for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar and applicable anti-corruption legislation in other jurisdictions.

Article IX

EVENTS OF DEFAULT

9.01            Event of Default.

Any of the following shall constitute an “Event of Default”:

(a)            Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

(b)            Representation or Warranty. Any representation or warranty by the Borrower made or deemed made herein or in any other Loan Document, or contained in any certificate, document or financial or other written statement by the Borrower or any Responsible Officer of the Borrower, furnished at any time pursuant to this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c)            Specific Defaults. The Borrower fails to perform or observe any term, covenant or agreement (i) contained in Section 8.01 and such failure continues unremedied for five Business Days after a Responsible Officer of the Borrower has knowledge thereof, or (ii) contained in Section 7.03(a), in Section 7.04(a)(i) (with respect to the Borrower) or in any provision of Article VIII (other than Section 8.01); or

(d)            Other Defaults. The Borrower fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Borrower by the Agent or any Lender; or

(e)            Cross-Default. The Borrower or any Subsidiary: (i) fails to make any payment in respect of any Indebtedness or Guaranty Obligation (including Indebtedness in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of the Threshold Amount when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Guaranty Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable, or to be required to be repurchased, prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; provided, that, this clause (ii) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale, or a transfer of the property or assets securing such Indebtedness, or a casualty, condemnation or similar event, in each case so long as such Indebtedness is repaid in accordance with its terms, (B) any change of control offer made within sixty (60) days after a Permitted Acquisition with respect to Permitted Acquired Debt assumed in connection with such Permitted Acquisition unless such event results in the acceleration of such Permitted Acquired Debt, (C) any default under Indebtedness of an acquired business assumed in connection with a Permitted Acquisition if such default is cured, or such indebtedness is repaid, within 60 days after consummation of such Permitted Acquisition, (D) any mandatory prepayment requirement in any agreement arising from the receipt of net cash proceeds from the issuance of Indebtedness or equity or any voluntary or involuntary disposition or using excess cash flow so long as, in each case, no default or event of default occurs under such agreement in connection with such mandatory prepayment requirement, (E) prepayments required by the terms of applicable Indebtedness as a result of customary provisions in respect of illegality, replacement of lenders and gross-up provisions for taxes, increased costs, capital adequacy and other similar customary requirements (in each case, to the extent any such circumstance would not give rise to an Event of Default), and (F) any voluntary prepayment, redemption or other satisfaction of Indebtedness that becomes mandatory in accordance with the terms of such Indebtedness solely as the result of the delivery by the Borrower or any Subsidiary of a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction; or

(f)            Insolvency; Voluntary Proceedings. The Borrower or any Material Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise, (ii) voluntarily ceases to conduct its business in the ordinary course, (iii) commences any Insolvency Proceeding with respect to itself, or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g)            Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower’s or any Material Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Borrower or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Borrower or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h)            ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or, to the knowledge of the Borrower, Multiemployer Plan which has resulted or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; or (ii) the Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and such nonpayment has resulted or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; or

(i)            Judgments. ~~(i)~~ One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Borrower or any Subsidiary and known to a Responsible Officer of the Borrower involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, in excess of the Threshold Amount, ~~or (ii) one or more non-monetary final judgments is entered against the Borrower or any Subsidiary that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case~~and the same shall remain unsatisfied, unvacated and unstayed pending appeal or otherwise for a period of 60 days after the entry thereof; or

(j)            Change of Control. There occurs any Change of Control; or

(k)            Invalidity of Loan Documents. Any Loan Document is for any reason partially (including with respect to future advances) or wholly revoked or invalidated by the Borrower, or otherwise ceases to be in full force and effect against the Borrower (other than in accordance with its terms); or the Borrower (or any Person acting on behalf of the Borrower) contests in any manner the validity or enforceability of any Loan Document or denies that it has any further liability or obligation thereunder (other than pursuant to the terms thereof).

9.02            Remedies.

If any Event of Default has occurred and is continuing, the Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(a)            [reserved];

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)            exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, that, upon the occurrence of any event specified in subsection (f) or (g) of Section 9.01 with respect to the Borrower (or, in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), any obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Agent or any Lender.

9.03            Rights Not Exclusive.

The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

9.04            Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02) or if at any time insufficient funds are received by and available to the Agent to pay fully all Obligations then due hereunder, any amounts received on account of the Obligations shall be applied by the Agent in the following order:

FIRST, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article IV) payable to the Agent in its capacity as such;

SECOND, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article IV), ratably among them in proportion to the respective amounts described in this clause SECOND payable to them;

THIRD, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause THIRD payable to them;

FOURTH, to payment of that portion of the Obligations constituting unpaid principal of the Loans, in each case ratably among the Agent, the Lenders and the Affiliates of the Lenders, in proportion to the respective amounts described in this clause FOURTH held by them; and

FIFTH, the balance, if any, after all of the Obligations have been satisfied, to the Borrower or as otherwise required by law.

The Borrower shall remain liable for any deficiency in the failure to pay the Obligations in full.

Article X

THE AGENT

10.01            Appointment and Authority.

Each of the Lenders hereby irrevocably appoints PNC Bank to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirement of Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.02            Rights as a Lender.

The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders or provide notice to or consent of the Lenders with respect thereto.

10.03            Exculpatory Provisions.

(a)            The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent and its Related Parties:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(ii)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b)            Neither the Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 11.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Agent by the Borrower or a Lender.

(c)            Neither the Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(d)            Neither the Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution, or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

10.04            Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05            Delegation of Duties.

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Agent. The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06            Resignation of Agent.

The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and which consent shall not be required during the existence of an Event of Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and consented to by the Borrower (such consent not to be unreasonably withheld or delayed) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders with the consent of the Borrower (such consent not to be unreasonably withheld or delayed)) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided, that, if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date. With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) except for any indemnity payments or other amounts then owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 10.06. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent (other than as provided in Section 4.01(h) and other than any rights to indemnity payments or other amounts owed to the retiring (or retired) Agent as of the Resignation Effective Date), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring Agent was acting as Agent, and (B) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Agent.

10.07            Non-Reliance on Agent, Other Lenders and Joint Lead Arrangers.

Each Lender expressly acknowledges that neither the Agent nor any Joint Lead Arranger has made any representation or warranty to it, and that no act by the Agent or any Joint Lead Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent or such Joint Lead Arranger to any Lender as to any matter, including whether the Agent or such Joint Lead Arranger has disclosed material information in their (or their respective Related Parties’) possession. Each Lender represents to the Agent and each Joint Lead Arranger that it has, independently and without reliance upon the Agent, any Joint Lead Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any Joint Lead Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

10.08            No Other Duties, Etc.

Anything herein to the contrary notwithstanding, no Person listed on the cover page hereof or elsewhere herein as a Joint Lead Arranger, a Co-Syndication Agent or a Co-Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder.

10.09            Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.14 and 11.04) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.14 and 11.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10            [Reserved].

10.11            [Reserved].

10.12            Lender ERISA Provisions.

(a)            Each Lender (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(A)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments or this Agreement;

(B)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement;

(C)            (1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Term Loan Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement satisfies the requirements of subsections (b) through (~~g~~k) of Part I of PTE 84-14 and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement; or

(D)            such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either clause (A) in Section 10.12(a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (D) in Section 10.12(a), such Lender further (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).

10.13            Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Agent makes a payment hereunder in error to any Lender, whether or not in respect of an obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such Lender in Same Day Funds, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agent, at the greater of the Overnight Bank Funding Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

Article XI

MISCELLANEOUS

11.01            Amendments and Waivers.

Except as expressly provided elsewhere in any Loan Document, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders) and the Borrower and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that:

(a)            no such waiver, amendment, or consent shall, unless in writing and signed by each Lender directly and adversely affected thereby and the Borrower and acknowledged by the Agent, do any of the following:

(i)            increase or extend any Term Loan Commitment of such Lender (it being understood and agreed that no amendment, modification or waiver of, or consent to departure from, any covenant, Default or Event of Default, in any such case, shall be considered an increase or extension of any Term Loan Commitment of any Lender);

(ii)            postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to such Lender hereunder or under any other Loan Document, or reduce any scheduled payment of principal of any Loan (it being understood and agreed that no amendment, modification or waiver of, or consent to departure from, any covenant, Default or Event of Default, in any such case, shall be considered a postponement or delay of any date fixed for payment by this Agreement or any other Loan Document); or

(iii)            reduce or forgive the principal of, or the rate of interest specified herein on any Loan, any fees or other amounts payable hereunder or under any other Loan Document; provided, that, only the consent of the Required Lenders shall be necessary to amend (A) Section 2.13(c) or to waive any obligation of the Borrower to pay interest or fees at such increased rate, or (B) any financial covenant hereunder (or any defined term used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fees or other amounts payable hereunder or under any other Loan Document; and

(b)            no such waiver, amendment or consent shall, unless in writing and signed by each Lender and the Borrower and acknowledged by the Agent, do any of the following:

(i)            reduce the percentage specified in the definition of “Required Lenders”; or

(ii)            amend this Section 11.01, Section 2.18, Section 9.04 or any provision herein providing for consent or other action by all Lenders;

provided, further, that, notwithstanding anything to the contrary contained herein: (A) [reserved]; (B) no amendment, waiver or consent shall affect the rights or duties of the Agent under this Agreement or any other Loan Document without the written consent of the Agent; (C) [reserved]; (D) [reserved]; (E) [reserved]; (F) [reserved]; (G) no change, directly or indirectly, in the definition of “Required Lenders” shall be effective unless in writing and signed by each Lender; (H) [reserved]; (I) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto; (J) [reserved]; (K) [reserved]; (L) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders) and the determination of the Required Lenders at any time shall disregard the Term Loan Commitments and Loans of Defaulting Lenders at such time, except that (1) any Term Loan Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, and (2) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely (other than as a result of the relative size of its Term Loan Commitments) than other affected Lenders shall require the consent of such Defaulting Lender; (M) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Agent, the Borrower, and the relevant Lenders providing such additional credit facilities to add one or more additional credit facilities to this Agreement (and to make any necessary or desirable changes to implement such additional credit facilities) and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and in connection with the foregoing, to permit the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder; (N) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein; (O) the Required Lenders shall determine whether or not to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders; (P) if following the Effective Date, the Agent and the Borrower shall have jointly identified an inconsistency, obvious error or omission, in each case, of a technical or immaterial nature, in any provision of the Loan Documents, then the Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof; (Q) [reserved]; (R) [reserved]; (S) this Agreement and any other Loan Document may be amended pursuant to Section 4.03; (T) the Agent will have the right (in consultation with the Borrower) to make Conforming Changes from time to time, and any amendments implementing such Conforming Changes will become effective (on a prospective basis only) without any further action or consent of any other party to this Agreement or any other Loan Document, so long as, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective; and (U) as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section 11.01, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Term Loan Commitments or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

11.02            Notices.

(a)            Except as otherwise provided herein, all notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by (i) facsimile transmission, provided that any matter transmitted by the Borrower by facsimile (A) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02 (or, in the case of a Lender other than PNC Bank, in such Person’s Administrative Questionnaire), and (B) shall be followed promptly by delivery of a hard copy original thereof, and (ii) electronic transmission, as more fully set forth in clause (c) below) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02 (or, in the case of a Lender other than PNC Bank, in such Person’s Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower); or, as directed to the Borrower or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.

(b)            All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed or delivered, upon delivery; provided, that, notices pursuant to Article II or Article X to the Agent shall not be effective until actually received by the Agent; provided, further, that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)            Notices and other communications to the Agent or any Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent or such Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)            Any agreement of the Agent or any Lender herein to receive certain notices by telephone, facsimile or electronic transmission is solely for the convenience and at the request of the Borrower. The Agent and each Lender shall be entitled to rely on the authority of any Person identifying himself or herself as, and reasonably appearing to be, a Person authorized by the Borrower to give such notice and none of the Agent or any Lender shall have any liability to the Borrower or other Person on account of any action taken or not taken by the Agent or such Lender in good faith in reliance upon such telephonic, facsimile or electronic notice. The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent or any Lender to receive written confirmation of any telephonic, facsimile or electronic notice or the receipt by the Agent or any Lender of a confirmation which is at variance with the terms understood by the Agent or such Lender to be contained in the telephonic, facsimile or electronic notice.

(e)            The Agent and each Lender shall be entitled to rely and act upon any notices reasonably believed by the Agent or a Lender, as the case may be, to have been given by or on behalf of the Borrower if such notice has been given in accordance with the terms of this Agreement. The Borrower shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on any such notice reasonably believed to have been given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

11.03            No Waiver; Cumulative Remedies; Enforcement.

No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder or under any other Loan Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 9.02 for the benefit of all the Lenders; provided, that, the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 11.09 (subject to the terms of this Agreement), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided, further, that, if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 9.02, and (ii) in addition to the matters set forth in clauses (c) and (d) of the preceding proviso and subject to the terms of this Agreement, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04            Costs and Expenses; Indemnification.

(a)            The Borrower shall pay: (i) all reasonable and documented out of pocket expenses incurred by the Lead Agents and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of one counsel for the Lead Agents and their respective Affiliates in the aggregate), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) [reserved]; and (iii) all out of pocket expenses incurred by the Lead Agents or any Lender (including the fees, charges and disbursements of one counsel for the Lead Agents and the Lenders in the aggregate) in connection with the enforcement or protection of their respective rights during the existence of any Default or Event of Default (A) in connection with this Agreement and the other Loan Documents, including their rights under this Section 11.04, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)            The Borrower shall indemnify each Agent-Related Person, each Lender and each of the Related Parties of such Person (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel for the Lead Agents and one counsel for all other Indemnitees (except in each case to the extent that separate counsel would be required as the result of any conflict of interest)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the arrangement, execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including any Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, in each case that such Indemnitee reasonably and in good faith believes is made by any Responsible Officer), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided, that, such indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses (A) with respect to an Indemnitee, (1) results from a breach by such Indemnitee or any of its controlled Affiliates of Section 11.08, (2) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its controlled Affiliates or the use by such Indemnitee or any of its controlled Affiliates of confidential information in a manner that violates Federal or state securities law, or (3) result from a claim brought by the Borrower against such Indemnitee or any of its controlled Affiliates for breach in bad faith of such Indemnitee’s or any of its controlled Affiliates’ obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (B) result from a dispute among the Indemnitees (except when and to the extent that one of the Indemnitees party to such dispute was acting in its capacity as Agent or lead arranger, in each case in the absence of such Person’s gross negligence or willful misconduct (as determined in a final nonappealable judgment by a court of competent jurisdiction)) with respect to which no act or omission by the Borrower or any of its Affiliates is the basis for any claim in such dispute, or (C) constitute a customary expense for a Lender in connection with review of credit documentation and the closing of this Agreement (without in any way limiting the Borrower’s reimbursement obligations under Section 11.04(a)). Without limiting the provisions of Section 4.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel for the Lead Agents and one counsel for all other Indemnitees (except in each case to the extent that separate counsel would be required as the result of any conflict of interest)) arising from any non-Tax claim.

(c)            To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) above to be paid by it to any Agent-Related Person or any Related Party of such Agent-Related Person, each Lender severally agrees to pay to such Agent-Related Person or such Related Party such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such, or against any Related Party acting for such Agent-Related Person in connection with such capacity. The obligations of the Lenders under this subsection (c) (i) are subject to the provisions of Section 2.18, and (ii) shall not in any way limit the obligations of the Borrower under this Section 11.04.

(d)            To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages, in the absence of gross negligence and willful misconduct of such Indemnitees as determined in a final and nonappealable judgment of a court of competent jurisdiction, arising from the use by third parties of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)            The obligations in this Section 11.04 shall survive payment of all other Obligations. At the election of any Indemnitee, the Borrower shall defend such Indemnitee using legal counsel satisfactory to such Indemnitee in such Person’s sole discretion, at the sole cost and expense of the Borrower. All amounts owing under this Section 11.04 shall be paid within 30 days after demand (which demand shall be accompanied by a statement from the applicable Indemnitee setting forth such amounts in reasonable detail).

11.05            Marshalling; Payments Set Aside.

Neither the Agent nor the Lenders shall be under any obligation to marshall any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment to the Agent or any Lender, or the Agent or any Lender exercises their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its Ratable Share of any amount so recovered from or repaid by the Agent. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06            Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender (other than as permitted pursuant to this Agreement).

11.07            Assignments, Participations, Etc.

(a)            Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            In the case of (1) an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it, or (2) an assignment to an Affiliate of a Lender, no minimum amount need be assigned.

(B)            In any case not described in clause (A) above, the aggregate outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (1) $5,000,000, in the case of any assignment of Loans, unless each of the Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that, concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned.

(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) above and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed (it being understood that, without limiting any other factors that may be reasonable, it shall be reasonable for the Borrower to consider the proposed assignee’s right to require reimbursement for increased costs)) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to an Affiliate of the assigning Lender or an Approved Fund (except that, in the case of this clause (2), the consent of the Borrower shall be required if, after giving effect to and as a result of such assignment, the Assignee, collectively with its Affiliates and affiliated Approved Funds, would hold more than 25% of the aggregate outstanding Loans); provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; provided, further, that, the assignor shall notify the Borrower of any such assignment that does not require the consent of the Borrower prior to or promptly after such assignment (it being understood that failure by such assignor to provide such notification shall not limit the effectiveness of such assignment); and

(B)            the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)            Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, that, the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)            No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any Affiliate or Subsidiary of the Borrower, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)            No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons).

(vii)            Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Except to the extent otherwise expressly agreed by the affected parties, no assignment of rights and obligations of any Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (b) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01, 4.04, 4.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the Assignee. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (a) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) below.

(b)            Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s Payment Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons), a Defaulting Lender, the Borrower, any of the Borrower’s Affiliates or Subsidiaries, or any Person that beneficially owns more than 5% of the Borrower’s common stock as reflected in Schedule 13D and/or Schedule 13G filed with the SEC and publicly available on the EDGAR filing system or any successor filing system) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.04 and 4.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (a) of this Section 11.07 (it being understood that the documentation required under Section 4.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (a) of this Section 11.07; provided, that, such Participant (A) agrees to be subject to the provisions of Sections 4.07 and 11.24 as if it were an assignee under subsection (a) of this Section 11.07, (B) shall not be entitled to receive any greater payment under Section 4.01 or Section 4.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, and (C) unless the Borrower otherwise consents in writing, a Participant may only make a claim for compensation under Article IV through the applicable selling Lender. Each Lender that sells a participation agrees, at the Borrower’s expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.07 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(d)            Certain Pledges. Any Lender may, without the consent of the Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)            [Reserved].

(f)            Disqualified Institutions.

(i)            Notwithstanding anything to the contrary in this Agreement, no assignment or, to the extent the list of Disqualified Institutions has been posted on the Platform for all Lenders, participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented in writing to such assignment or participation as otherwise contemplated by this Section 11.07, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date, such assignee or participant shall not retroactively be considered a Disqualified Institution (but such assignee or participant shall, for the avoidance of doubt, be disqualified from receiving any future assignments and/or participations). Any assignment in violation of this Section 11.07(f)(i) shall not be void, but the other provisions of this Section 11.07(f) shall apply.

(ii)            Notwithstanding anything to the contrary in this Agreement, if any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Agent, (A) prepay such Term Loans by paying the lesser of (1) the principal amount thereof, and (2) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents, and/or (B) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.07), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (1) the principal amount thereof, and (2) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided, that, (x) the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 11.07(a)(iv), (y) such assignment does not conflict with applicable laws, and (z) in the case of clause (A), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Institutions.

(iii)            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (1) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Agent or any other Lender, (2) attend or participate in meetings attended by the Lenders and the Agent, or (3) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Agent or the Lenders, and (B)(1) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (2) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (x) not to vote on such Plan of Reorganization, (y) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and (z) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (y).

(iv)            The Agent shall, and the Borrower hereby expressly authorizes the Agent, to (A) post the list of Disqualified Institutions provided by the Borrower (and any updates thereto from time to time) on the Platform promptly after receipt thereof from the Borrower, including that portion of the Platform that is designated for Public Lenders, and (B) provide the list of Disqualified Institutions to each Lender requesting the same.

11.08            Confidentiality.

Each Lender agrees to maintain the confidentiality of all information provided to it by or on behalf of the Borrower or any Subsidiary, or by the Agent on the Borrower’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary; except to the extent such information (a) was or becomes generally available to the public other than as a result of disclosure by the Lender or its Affiliates, or (b) was or becomes available on a non-confidential basis from a source other than the Borrower or a Subsidiary (provided, that, such source is not bound by a confidentiality agreement with the Borrower known to the Lender); provided, that, any Lender may disclose such information: (i) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding involving the Borrower to which the Agent, any Lender or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (vi) to such Lender’s independent auditors, trustees and other professional advisors; (vii) subject to an agreement containing provisions substantially the same or at least as restrictive as those set forth in this Section 11.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Participant or Assignee, actual or potential, or to any direct, indirect, actual or prospective counterparty to any swap, derivative or securitization transaction related to the Obligations (provided, that, no such disclosure shall be made by such Lender or any of its Affiliates to any such person that is a Disqualified Institution), it being understood and agreed that the list of Disqualified Institutions may be disclosed to any Participant or Assignee, actual or potential, and any Eligible Assignee invited to be a Lender in reliance on this clause (vii); (viii) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party with such Lender or such Affiliate; (ix) to its Affiliates (provided, that, such Affiliate is advised of the confidentiality requirements set forth herein and agrees in writing (for the benefit of the Borrower) to keep such information confidential to the same extent required hereunder (it being understood that each Lender shall be liable for the breach by any of its Affiliates of any such confidentiality requirement)); (x) with the prior written consent of the Borrower; and (xi) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio in connection with ratings issued with respect to such Lender. Each Lender will, so long as not prohibited from doing so by any Requirement of Law, notify the Borrower of any request for information of the type referred to in clause (ii) or (iii) above prior to disclosing such information so that the Borrower may seek appropriate relief from any applicable court or other Governmental Authority. In addition, after the Borrower has publicly disclosed the existence of this Agreement (which the Borrower agrees to do as and when required by applicable law), the Agent and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Term Loan Commitments. Nothing in any Loan Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents, or any transaction carried out in connection with any transaction contemplated thereby, to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU. For the avoidance of doubt, nothing in this Section shall prohibit any Person from voluntarily communicating, disclosing or providing information within the scope of the confidentiality provisions of this Section regarding suspected violations of laws, rules, or regulations to a governmental, regulatory or self-regulatory organization without any notification to any Person.

11.09            Set-off.

In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender and each of their respective Affiliates is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) at any time held by, and other indebtedness at any time owing by, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender or such Affiliate, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be denominated in a different currency, contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender or such Affiliate; provided, that, the failure to give such notice shall not affect the validity of such set-off and application; provided, further, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.10            Notification of Addresses, Lending Offices, Etc.

Each Lender shall notify the Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

11.11            Counterparts; Electronic Execution; Survival of Representations and Warranties.

(a)            Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(b)            This Agreement, any other Loan Document, and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower, the Agent and each Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this clause (b) may include use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agent, each Lender and the Borrower may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (each, an “Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, none of the Agent or the Borrower is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, that, without limiting the foregoing, (a) to the extent the Agent or the Borrower has agreed to accept such Electronic Signature, each party hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower, the Agent and/or any Lender without further verification and (b) upon the request of the Agent, any Lender or the Borrower, any Electronic Signature shall be promptly followed by such manually executed counterpart.

None of the Agent or the Borrower shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with such Person’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Agent and the Borrower shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) reasonably believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

The Borrower and each Lender hereby waives (a) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (b) any claim against the Agent and each Lender for any liabilities arising solely from the Agent’s and/or any Lender’s reliance on or use of Electronic Signatures in connection with this Agreement or any other Loan Document, including any liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature, except to the extent that, in the case of this clause (b), any such liability is determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Agent or such Lender, as applicable.

(c)            All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of the making of the Term Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12            Severability.

The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13            No Third Parties Benefited.

This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Lead Agents, the Agent-Related Persons, and the Indemnitees, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.14            Governing Law and Jurisdiction.

(a)            THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS (WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED, THAT, THE BORROWER, THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)            ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWER, THE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

11.15            WAIVER OF JURY TRIAL.

THE BORROWER, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 11.15 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.16            [Reserved].

11.17            Entire Agreement.

This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

11.18            USA PATRIOT Act Notice.

Each Lender that is subject to the PATRIOT Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower agrees to, promptly following a request by the Agent or any Lender, provide all such other documentation and information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

11.19            [Reserved].

11.20            No Fiduciary or Implied Duties.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Agent and any Affiliate thereof, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent and, as applicable, its Affiliates (including PNC Capital Markets) and the Lenders and their Affiliates (collectively, solely for purposes of this Section 11.20, the “Lenders”), on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Agent and its Affiliates (including PNC Capital Markets) and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of its Affiliates, or any other Person, and (ii) neither the Agent, any of its Affiliates (including PNC Capital Markets) nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agent and its Affiliates (including PNC Capital Markets) and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent, any of its Affiliates (including PNC Capital Markets) nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent, any of its Affiliates (including PNC Capital Markets) or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

11.21            [Reserved].

11.22            [Reserved].

11.23            Negative Covenant Construction.

For purposes of compliance with Section 8.01 and Section 8.05, if the Borrower and its Subsidiaries (as applicable) are in compliance with a negative covenant set forth in any such Section on the date of consummation of an applicable transaction (or the occurrence of an applicable event) in reliance on an exception thereto that is based on a percentage of Consolidated Net Tangible Assets, the Borrower and its Subsidiaries (as applicable) shall not thereafter be deemed not to be in compliance with such negative covenant due to a diminution in value of such assets.

11.24            Replacement of Lenders.

If the Borrower is entitled to replace or remove a Lender pursuant to the provisions of Section 4.07, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, or if any Lender assigns or participates all or any portion of its Loans in violation of Section 11.07 (and solely to the extent such assignment or participation made in violation of Section 11.07 is made without the written consent of the Borrower), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights (other than its existing rights to payments pursuant to Sections 4.01 and 4.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:

(a)            in the case of an assignment, the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 11.07;

(b)            such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.05) from (i) in the case of an assignment, the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), or (ii) in the case of a termination, the Borrower; and

(c)            such assignment does not conflict with applicable Requirements of Law.

Notwithstanding any provision of this Agreement to the contrary, the failure of any Lender being replaced pursuant to this Section 11.24 to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s outstanding Loans pursuant to this Section 11.24 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.

11.25            [Reserved].

11.26            [Reserved].

11.27            Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority. Each Lender confirms, as of the Effective Date (or, if later, the date upon which such Lender becomes a party to this Agreement) that, unless notified in writing by such Lender to the Borrower and the Agent, such Lender is not an Affected Financial Institution. Each Lender shall promptly notify the Borrower and the Agent if for any reason, at any time, it becomes an Affected Financial Institution.

11.28            Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree that, with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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